Exhibit 10.1

$100,000,000

Revolving Credit Facility

CREDIT AGREEMENT

among

J2 CLOUD SERVICES, LLC,

a Delaware limited liability company,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

MUFG UNION BANK, N.A.,

as Agent

and

MUFG UNION BANK, N.A.

as Sole Lead Arranger

Dated as of January 7, 2019

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Exhibits

A-1	Form of Revolving Note
A-2	Form of Swing Line Note
B	Form of Continuation Notice
C	Form of Borrowing Notice
D	Form of Covenant Compliance Certificate
E	Form of Assignment and Acceptance
F-1	Form of U.S. Tax Compliance Certificate
F-2	Form of U.S. Tax Compliance Certificate
F-3	Form of U.S. Tax Compliance Certificate
F-4	Form of U.S. Tax Compliance Certificate

Schedules

A	Commitments
3.13	Subsidiaries
3.19	Capital Structure and Equity Ownership
6.2	Existing Indebtedness
6.3	Existing Liens
6.7	Existing Investments
6.8	Existing Contracts with Non-Wholly Owned Restricted Subsidiaries
6.10	Certain Agreements

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CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of January 7, 2019, among (1) j2 CLOUD SERVICES, LLC, a Delaware limited liability company (the “Borrower”), (2) the several banks and other lenders from time to time parties to this Agreement (the “Lenders”), (3) MUFG UNION BANK, N.A. (“MUB”), as administrative agent for the Lenders (in such capacity, the “Agent”) and (4) MUFG UNION BANK, N.A., as Sole Lead Arranger.

RECITALS

The Borrower has requested that the Lenders make available to it a revolving credit facility for use by it in financing working capital and for general corporate purposes, including acquisitions and capital expenditures. The Lenders are willing to make available such facility on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.    DEFINITIONS

1.1    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition”: any transaction, or any series of related transactions, consummated after the Closing Date, by which the Borrower and/or any of its Restricted Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires in one transaction or as the most recent transaction in a series of transactions control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate”: as to any Person, (a) any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is a director, officer, shareholder, member or partner (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in the preceding clause (a). For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent”: as defined in the preamble hereto.

“Aggregate Revolving Loan Commitment”: the sum of the Revolving Loan Commitments of each Lender, as such amount may be reduced from time to time in accordance with the terms of this Agreement. On the Closing Date, the Aggregate Revolving Loan Commitment is $100,000,000.

“Agreement”: this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws”: any Requirements of Law relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), the Requirements of Law administered by OFAC, and all Requirements of Law comprising or implementing these laws.

“Applicable Margin”: with respect to Revolving Loans and the unused commitment fee referred to in Section 2.16, subject to Section 2.7(d), the applicable per annum rate for such Type of Loan or fee as set forth below:

Leverage Level	Total Leverage Ratio of the Borrower	LIBOR Margin	Base Rate Margin	Unused Commitment Fee
1	≤ 1.50	150 bps	50 bps	20 bps
2	≤ 2.00	175 bps	75 bps	25 bps
3	≤ 2.50	200 bps	100 bps	30 bps
4	≤ 2.75	225 bps	125 bps	35 bps
5	> 2.75	250 bps	150 bps	40 bps

Notwithstanding the foregoing or any provision herein to the contrary, during the period from and including the Closing Date through and including the date that is three (3) Business Days after receipt by the Agent of the Covenant Compliance Certificate referred to in Section 5.2(a) with respect to the period ending March 31, 2019, the Applicable Margin for each Revolving Loan and for the unused commitment fee shall be that set forth for Leverage Level 3. Thereafter, the Applicable Margin is subject to change following receipt by the Agent of a Covenant Compliance Certificate pursuant to Section 2.7(d).

“Approved Fund”: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.

“Assignment and Acceptance”: an Assignment and Acceptance substantially in the form of Exhibit E to this Agreement.

“Attributable Debt”: in respect of a sale and leaseback transaction, the present value, discounted at the interest rate implicit in the sale and leaseback transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the sale and leaseback transaction (including any period for which such lease has been extended).

“Available Revolving Loan Commitment”: with respect to each Revolving Loan Lender on the date of determination thereof, the amount by which (a) the Revolving Loan Commitment of such Lender on such date exceeds (b) the principal sum of (i) such Lender’s Revolving Loans outstanding, and (ii) the amount obtained by multiplying such Lender’s Commitment Percentage by the aggregate Letter of Credit Amount of all Letters of Credit outstanding, all Swing Line Loans outstanding and the aggregate amount of unreimbursed drawings under all Letters of Credit on such date.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate”: for any day, a rate per annum equal to the greatest of (x) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% per annum, (y) the rate of interest per annum most recently announced by the Agent as its U.S. Dollar “Reference Rate” and (z) one month LIBOR plus 1.00%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Agent may make commercial loans or other loans at rates of interest at, above or below the Base Rate. If, for any reason, the Agent shall have determined (which determination shall be conclusive absent manifest error) that (i) it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (x) of the first sentence of this definition or (ii) it is unable to ascertain the Reference Rate for any reason, the Base Rate shall be determined without regard to clause (y) of the first sentence of this definition, in each case until the circumstances giving rise to such inability, respectively, no longer exist. Any change in the Base Rate due to a change in the Federal Funds Effective Rate, the Reference Rate or one-month LIBOR, as the case may be, shall be effective on the effective date of such change in the Federal Funds Effective Rate, Reference Rate or one-month LIBOR, as applicable.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Blocked Person”: a Person (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which the Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224 or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower”: as defined in the preamble hereto.

“Borrowing Notice”: a notice from the Borrower to the Agent requesting a borrowing of Loans, substantially in the form of Exhibit C attached hereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close and which, in the case of a LIBOR Loan, is a Eurodollar Business Day.

“Capital Expenditures”: for any period, collectively, for any Person, the aggregate of all expenditures which are made during such period (whether paid in cash or accrued as liabilities) by such Person for property, plant or equipment and which would be reflected as additions to property, plant or equipment on a balance sheet of such Person prepared in accordance with GAAP, including all Capitalized Lease Obligations.

“Capitalized Lease Obligations”: obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), any and all warrants, options or rights to purchase or any other securities convertible into any of the foregoing.

“Cash Collateral Deposit”: cash deposits made by the Borrower to the Agent to be held by the Agent as collateral pursuant to such security documentation as the Agent shall request, for the reimbursement of drawings under Letters of Credit and to the Swing Line Lender for reimbursement of Swing Line Loans.

“Cash Equivalents”: (1) United States dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or money in other currencies received in the ordinary course of business by the Borrower or any of its Subsidiaries; (2) obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) or certificates representing an ownership interest in such obligations with maturities not exceeding one year from the date of acquisition; (3) any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight federal funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500 million; (4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; (5) commercial paper rated at least P-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies, Inc.) and maturing within twelve months after the date of acquisition; (6) instruments equivalent to those referred to in clauses (1) through (5) above denominated in euro or pounds sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States; (7) money market funds at least 90% of the assets of which consist of investments of the type described in clauses (1) through (5) above; and (8) in the case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

“Cash Management Obligations”: obligations of the Parent and its Restricted Subsidiaries to MUB in respect of treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, corporate credit card and other card services (including commercial (or purchasing) card programs), automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services).

“Change in Law”: means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control”: (a) The Borrower shall cease to be wholly-owned by the Parent, (b) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Closing Date), of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Parent, (c) the Borrower or the Parent is liquidated or dissolved or adopts a plan of dissolution or (d) a “change in control” or any comparable term under, and as defined in, any agreement governing Material Indebtedness, shall have occurred.

“Closing Date”: the date on which the conditions set forth in Sections 4.1 and 4.2 are satisfied.

“Code”: the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: a Revolving Loan Commitment.

“Commitment Increase Notice”: as defined in Section 2.22(a).

“Commitment Percentage”: with respect to each Lender, the percentage equivalent of the ratio which such Lender’s Revolving Loan Commitment bears to the Aggregate Revolving Loan Commitment.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

“Consolidated Net Income”: for any period with respect to any Person, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(1)    the net income (but not loss) of any Unrestricted Subsidiary, except to the extent of the dividends or other distributions actually paid in cash to such Person or any of its Restricted Subsidiaries (subject to clause (2) below) by such Unrestricted Subsidiary during such period;

(2)    solely for the purpose of determining the amount available for Restricted Payments under Section 6.6(iv), the net income (but not loss) of any Restricted Subsidiary that is not a Guarantor, to the extent that, at the date of determination, the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income (i) is not permitted without any prior Governmental Authorization (that has not been obtained) or (ii) directly or indirectly, is otherwise restricted by operation of the terms of its charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Restricted Subsidiary, unless such restrictions have been legally waived; provided that the Consolidated Net Income of such Person and its Restricted Subsidiaries will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) or Cash Equivalents by any such Restricted Subsidiary to such Person or any of its Restricted Subsidiaries in respect of such period, to the extent not already included therein;

(3)    all extraordinary, nonrecurring or unusual gains or losses or income or expenses, including, without limitation, (i) any expenses related to severance or relocation expenses and fees, (ii) restructuring costs (provided that the aggregate amount added back pursuant to clauses (i) and (ii) shall not exceed 5.0% of EBITDA for such Person and its Restricted Subsidiaries for such reference period (calculated prior to giving effect clauses (i) and (ii))), (iii) any expenses, costs or charges incurred in connection with any offering of Capital Stock, an investment permitted under Section 6.7, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under this Agreement, including a refinancing thereof, (iv) all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of

Indebtedness, and (v) together with any related provision for taxes on any such gain, loss, income or expense;

(4)     any after-tax effect of gains or loss from the early extinguishment or cancellation of any Hedging Agreement or other derivative instrument (including deferred financing costs written off and premiums paid);

(5)    gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(6)    non-cash charges or expenses with respect to the grant of stock options, restricted stock or other equity compensation awards;

(7)    any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments);

(8)    goodwill write-downs or other non-cash impairments of assets; and

(9)    the cumulative effect of a change in accounting principles.

“Continuation Notice”: a request for continuation or conversion of a Loan as set forth in Section 2.5, substantially in the form of Exhibit B attached hereto.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Foreign Corporation”: a “controlled foreign corporation” (within the meaning of Section 957 of the Code) of which the Borrower or a Subsidiary of the Borrower is a “United States shareholder” (within the meaning of Section 951 of the Code).

“Correct Applicable Margin”: as defined in Section 2.7(e) hereto.

“Covenant Compliance Certificate”: a certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit D attached hereto.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender”: subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, the Issuing Bank, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Agent or the Issuing Bank or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swing Line Lender and each Lender.

“Depreciation and Amortization Expense”: with respect to any Person for any period, the total amount of depreciation and amortization expense, including any amortization of deferred financing fees, amortization in relation to terminated Hedging Agreements and amortization of intangibles, including, but not limited to, goodwill, of such Person and otherwise determined in accordance with GAAP.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder, in whole or in part, on or prior to the date that is 91 days after the Revolving Loan Commitment Expiration Date; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stocks; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Qualified Stocks will not be deemed to be Disqualified Stock.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Restricted Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” with respect to any Person for any period, the sum of:

(1)    Consolidated Net Income, plus

(2)    Interest Expense, to the extent deducted in calculating Consolidated Net Income, plus

(3)    any loss (or minus any net gain) included in the consolidated financial statements of such Person due to the application of Accounting Standards Codification Topic No. 810; plus

(4)    to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP:

(A)    provision for taxes based on income, profits or capital (including state franchise taxes and similar taxes in the nature of income tax);

(B)    Depreciation and Amortization Expense and all other non-cash items reducing Consolidated Net Income (not including non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income (not including non-cash items in a period which reflect cash received or expected to be received in another period); and

(C)    all non-recurring losses (and minus all non-recurring gains);

provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country”: any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Counterparty”: the Agent, any Affiliate of the Agent, any Lender and any Affiliate of any Lender, in each case that from time to time enters into a Lender Hedging Agreement with the Borrower; provided, the term “Eligible Counterparty” shall include any Person that is the Agent, an Affiliate of the Agent, a Lender or an Affiliate of a Lender as of the Closing Date or as of the date that such Person enters into a Lender Hedging Agreement, but subsequently ceases to be the Agent, an Affiliate of the Agent, a Lender or an Affiliate of a Lender, as the case may be.

“Environmental Laws”: all federal, state and local laws, rules and regulations governing (a) environmental matters, (b) the generation, use, control, removal, storage, transportation, spill, release or discharge of hazardous substances and (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, including without limitation as provided in the provisions of and the regulations under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§9601 et seq.), (ii) the Solid Waste Disposal Act (42 U.S.C. §§6901 et seq.), (iii) the Clean Air Act (42 U.S.C. §§7401 et seq.), (iv) the Hazardous Materials Transportation Act (49 U.S.C. §§1801 et seq.), (v) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§6901 et seq.), (vi) the Federal Water Pollution Control Act (33 U.S.C. §§1251 et seq.), (vii) the Safe Drinking Water Act (42 U.S.C. §§3000(f) et seq.), and (viii) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.), all as heretofore or hereafter amended.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: as to any Person, each trade or business including such Person, whether or not incorporated, which together with such Person would be treated as a single employer under Sections 414(b) or (c) of the Code, or, solely with respect to Section 412 of the Code, Sections 414(m) or (o) of the Code.

“EU Bail-In Legislation Schedule”: the document described as such and published by the Loan Market Association (or any successor Person) from time to time.

“Eurodollar Business Day”: any day on which banks are open for dealings in Dollar deposits in the London interbank market.

“Event of Default”: any of the events specified in Section 7.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Swap Obligations”: with respect to any Loan Party (other than the direct counterparty of such Swap Obligation), any Swap Obligation of a Loan Party (other than the direct counterparty of such Swap Obligation) if, and to the extent that, all or a portion of the guarantee of such Loan Party pursuant to the Guarantee Agreement of such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Loan Party pursuant to the Guarantee Agreement would have otherwise become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee is or becomes illegal.

“Excluded Taxes”: with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) any Taxes imposed on (or measured by) net income (however denominated), franchise or similar Taxes and branch profits Taxes, in each case (i) imposed on it by any jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, such jurisdiction or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax imposed with respect to any amounts payable to or for the account of such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.17) or designates a new lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of such new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.13, (c) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.13(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable agreement entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement with respect to the foregoing, and any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any applicable intergovernmental agreement, treaty or convention among Governmental Authorities with respect to the implementation of the foregoing.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of national recognized standing selected by it.

“Fee Letter”: that certain side letter dated as of the Closing Date executed between the Borrower and the Agent with respect to certain fees payable in connection with this Agreement, as it may be amended, modified or restated from time to time.

“Financial Statements”: as applicable, (a) with respect to the Parent, (i) the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2017, and the related statements of income and cash flows as of and for the fiscal year then ended and (ii) the unaudited balance sheet of the Parent and its Subsidiaries for the 9-month period ended September 30, 2018, and the related statements of income as of and for the year to date then ended; and (b) with respect to the Borrower, (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2017, and the related statements of income and cash flows as of and for the fiscal year then ended and (ii) the unaudited balance sheet of the Borrower and its Subsidiaries for the 9-month period ended September 30, 2018, and the related statements of income as of and for the year to date then ended.

“Foreign Lender”: a Lender that is not a U.S. Person.

“Foreign Subsidiary”: any Restricted Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure”: at any time there is a Defaulting Lender, (i) such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Amount and (ii) such Defaulting Lender’s pro rata share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“GAAP”: generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority”: the government of the United States or any other nation or, in each case, any political subdivision thereof, whether state, local, provincial or otherwise and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization”: any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee Agreement”: that certain Guarantee Agreement, dated as of the Closing Date, executed by each Significant Subsidiary existing on the Closing Date, each Subsidiary that is not otherwise required to be a Guarantor that the Borrower elects to cause to become a Guarantor, and each additional Significant Subsidiary that becomes a party thereto pursuant to Section 5.12 hereof, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof and thereof.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit)

which Person the guaranteeing person has agreed to reimburse or indemnify for undertaking such obligation in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection or customary indemnifications under agreements, in each case given or entered into in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: collectively, (a) each Subsidiary that is party to the Guarantee Agreement on the Closing Date and (b) each Subsidiary that becomes a party to the Guarantee Agreement after the Closing Date pursuant to Section 5.12 hereof.

“Hazardous Substances”: any substance or material that is described as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or words of similar import or meaning, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, or reproductive toxicity and includes, without limitation, asbestos and asbestos containing materials, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, otherwise regulated materials and chemicals which may cause cancer or reproductive toxicity, which is or becomes designated, classified or regulated as being “toxic”, “hazardous” or similarly designated, classified or regulated under any Environmental Laws.

“Hedging Agreements”: as defined in the definition of “Hedging Obligations” in this Section 1.1.

“Hedging Obligations”: of any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions (“Hedging Agreements”), and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any of the foregoing; provided that Hedging Obligations shall not include Excluded Swap Obligations.

“Immaterial Subsidiary”: any Restricted Subsidiary of the Borrower that on a consolidated basis with its Subsidiaries did not have (1) consolidated revenues in excess of 5% of the Borrower’s consolidated revenues for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered to the Lenders on or prior to the Closing Date or pursuant to Section 5.1(a) or (b), as applicable or (2) consolidated total assets in excess of 5% of the Borrower’s consolidated total assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Lenders on or prior to the Closing Date or pursuant to Section 5.1(a) or (b), as applicable; provided that (i) all such Subsidiaries designated as “Immaterial Subsidiaries” taken together shall not have revenues for any four fiscal quarter period of the Borrower or total assets as of the last day of any fiscal quarter in an amount that is equal to or greater than 15% of the consolidated revenues, or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for, or as of the last day of, such period, as the case may be, and (ii) to the extent such limitation would be exceeded, the Borrower shall designate Restricted Subsidiaries to the Agent to no longer be designated as Immaterial Subsidiaries so that such limitation would not be exceeded.

“Increased Commitment Letter”: as defined in Section 2.22 hereof.

“Incremental Facility Supplement”: as defined in Section 2.22 hereof.

“Indebtedness”: as to any Person, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by notes, bonds, debentures, or other similar instruments; (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (iv) all obligations of such Person under bankers’ acceptances, Letters of Credit or similar facilities, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within ten (10) Business Days; (v) all obligations of such Person to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities under GAAP, excluding (x) trade payables and, to the extent constituting indebtedness, deferred revenue incurred in the ordinary course of business, and (y) any earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP; (vi) all obligations of such Person as lessee under Capitalized Lease Obligations; (vii) all Indebtedness of other Persons guaranteed by such Person to the extent so guaranteed; (viii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, that in no event shall an operating lease (and any filing, recording or other action in connection therewith) be deemed Indebtedness; and (ix) all obligations of such Person under Hedging Agreements.

The amount of Indebtedness of any Person will be deemed to be: (A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; (B) with respect to Indebtedness secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Indebtedness; (C) with respect to any Indebtedness which is incurred at a discount to the principal amount at maturity thereof, as of any date, the accreted value thereof as of such date; (D) with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person; and (E) otherwise, the outstanding principal amount thereof; provided, however, that Indebtedness shall not include (x) any holdback or escrow of the purchase price of property, services, businesses or assets, or (y) contingent obligations incurred in the ordinary course of business (other than (1) standby letters of credit (whether issued under this Agreement or otherwise) and (2) guarantees of Indebtedness for borrowed money).

“Indemnified Taxes”: (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Expense”: as of any date, with respect to any Person, the sum of (a) all cash interest, unused commitment fees, letter of credit fees and similar fees (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for such fiscal period by that Person to a lender in connection with borrowed money or the deferred purchase price of assets, in each case to the extent considered “interest expense” under GAAP, including the net effect of payments made or received by the Borrower under any Hedging Agreement to the extent allocable to such period under GAAP, plus (b) the portion of rent paid or payable (without duplication) for such fiscal period by that Person under Capitalized Lease Obligations that is treated as interest in accordance with GAAP plus (c) interest expense attributable to a sale and leaseback transaction permitted by Section 6.11.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last Business Day of each fiscal quarter of the Borrower to occur while any such Loan is outstanding, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three months, each day which is at the end of each three month-period within such Interest Period after the first day of such Interest Period and the last day of such Interest Period and (d) for each of clauses (a), (b) and (c) above, the day on which any such Loan becomes due and payable in full or is paid or prepaid in full.

“Interest Period”: with respect to any LIBOR Loan (other than with respect to LIBOR Loans outstanding with respect to Swing Line Loans, which shall be subject to the last paragraph of this definition):

(a)    initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one, two, three or six months thereafter, as available, as selected by the Borrower in its notice of borrowing or its Continuation Notice, as the case may be, given with respect thereto; and

(b)    thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as available, as selected by the Borrower by irrevocable notice to the Agent not less than three Eurodollar Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)    if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    any Interest Period for any Loan that would otherwise extend beyond the date final payment is due on such Loan shall end on the date of such final payment; and

(iii)    any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

Notwithstanding the foregoing, each Swing Line Loan shall be a Base Rate Loan.

“Interest Rate Determination Date”: with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment Company Act”: as defined in Section 3.12 hereof.

“Issuing Bank”: MUFG Union Bank, N.A.

“Lenders”: as defined in the preamble hereto and Section 8.8 hereof. References to the “Lenders” will include the Issuing Bank and the Swing Line Lender, where applicable.

“Lender Hedging Agreement”: any Hedging Agreement entered into between the Borrower and an Eligible Counterparty.

“Letter of Credit”: as defined in Section 2.1(a) hereof.

“Letter of Credit Amount”: the stated maximum amount available to be drawn under a particular Letter of Credit, as such amount may be reduced or reinstated from time to time in accordance with the terms of such Letter of Credit.

“Letter of Credit Request”: a request by the Borrower for the issuance of a Letter of Credit on the Agent’s standard form of standby Letter of Credit application and agreement.

“Letter of Credit Sublimit”: as defined in Section 2.1(a) hereof.

“LIBOR”: with respect to any LIBOR Loan for any Interest Period, a rate per annum equal to the rate determined by the Agent and equal to the rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) quoted as (i) the “LIBOR Rate” which appears on the Bloomberg Screen B TMM Page under the heading “LIBOR Fix” as of 11:00 a.m. (London Time) for the date that is the applicable Interest Rate Determination Date or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum determined as of approximately 9:00 a.m. (Los Angeles time) on such Interest Rate Determination Date by reference to the Intercontinental Exchange Benchmark Administration Ltd. Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Agent that has been nominated by the Intercontinental Exchange Benchmark Administration Ltd. (or any successor or substitute agency determined by the Agent) as an authorized information vendor for the purpose of displaying such rates) with a term equivalent to the applicable Interest Period; provided that if the LIBOR Rate shall be less than zero, such rate shall be deemed to be zero for all purposes under this Agreement. The Agent currently uses the rate quoted in Bloomberg as indicated above to provide information with respect to the interbank Eurodollar market, but the Agent, in its sole discretion, may change the service providing such information at any time. Each determination of LIBOR by the Agent shall be conclusive and binding upon the parties hereto, absent manifest error. Notwithstanding anything to the contrary in this definition, if LIBOR shall cease to be a generally accepted interest rate index, then “LIBOR” as used in this Agreement shall mean an alternative index rate as designated by the Agent, in good faith, in consultation with the Borrower, that reasonably preserves the fundamental economics of the cost of funds to the Borrower of LIBOR Loans, provided that such alternative index rate shall be consistent with prevailing market terms in regards to replacement of such rate at such time.

“LIBOR Adjusted Rate”: with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1.00 –LIBOR Reserve Requirements

“LIBOR Loans”: Loans the rate of interest applicable to which is based upon LIBOR Adjusted Rate.

“LIBOR Reserve Requirements”: for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency

Liabilities” in Regulation D of such Board) maintained by a member bank of such Federal Reserve System.

“Lien”: any mortgage, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security agreement or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement or any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing) and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of the foregoing.

“Loan”: a Revolving Loan or a Swing Line Loan, as applicable; and “Loans” means the aggregate of all Revolving Loans and Swing Line Loans, as applicable, outstanding at any given time.

“Loan Documents”: this Agreement, any Notes, the Fee Letter, any Lender Hedging Agreements, any Letter of Credit Requests and any other agreement executed by a Loan Party in connection therewith and herewith, as such agreements and documents may be amended, restated, supplemented and otherwise modified from time to time in accordance with the terms hereof.

“Loan Parties”: the Borrower and the Guarantors thereof.

“Margin Stock”: as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and the Significant Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their obligations under this Agreement or any other Loan Document, or the rights and remedies of the Agent and the Lenders hereunder or thereunder or (c) the validity or enforceability of any material provision of the Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans), of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $35,000,000.

“Maximum Commitment Amount”: as defined in Section 2.22 hereof.

“Multiemployer Plan”: an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and which is subject to Title IV of ERISA, and in respect of which any Loan Party or any ERISA Affiliate thereof has, or during the preceding six (6) year period had, any liability (contingent or otherwise).

“New Lender”: as defined in Section 2.22 hereof.

“New Lender Joinder”: as defined in Section 2.22(c) hereof.

“Non-Approving Lender”: any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.1 and (ii) has been approved by the Required Lenders (and provided that such consent, waiver or amendment can be effected as a result of the assignment contemplated by Section 2.17).

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Non-US Lender”: a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Note”: a Revolving Note or a Swing Line Note; and “Notes” means the aggregate of all Revolving Notes and the Swing Line Note.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether or not at a default rate) the Loans, the obligation to reimburse drawings under Letters of Credit (including the contingent obligation to reimburse any drawings under outstanding Letters of Credit), and all other obligations and liabilities of the Loan Parties to the Agent, the Issuing Bank, the Swing Line Lender and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Loans, any other Loan Document, any Letter of Credit and any other document made, delivered or given in connection herewith or therewith, including any and all obligations under Lender Hedging Agreements and any and all Cash Management Obligations, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees and disbursements of counsel to the Agent, the Issuing Bank, the Swing Line Lender and the Lenders that are required to be paid by any Loan Party pursuant to the terms of this Agreement, the other Loan Documents and any Lender Hedging Agreement); provided that “Obligations” shall not include Excluded Swap Obligations.

“OFAC”: the U.S. Department of Treasury Office of Foreign Assets Control, or any successor thereto.

“OFAC Lists”: collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to any of the rules and regulations of OFAC or pursuant to any applicable executive orders, including Executive Order No. 13224, as that list may be amended from time to time.

“Organic Documents”: with respect to any entity, in each case to the extent applicable thereto, its certificate or articles of incorporation or organization, its bylaws or operating agreement, its partnership agreement, all other formation and/or governing documents, and all stockholder agreements, voting agreements and similar arrangements applicable to any of its authorized shares of capital stock, its partnership interests or its membership interests, and any other arrangements relating to the control or management of any such entity (whether existing as a corporation, a partnership, a limited liability company or otherwise).

“Other Connection Taxes”: means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely as a result of such recipient having executed, delivered, become a party to, performed its obligations under, received payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned any interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to request by the Borrower under Section 2.17).

“Parent”: j2 Global, Inc., a Delaware corporation.

“Participant”: as defined in Section 9.6(b) hereof.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

“Permitted Acquisition” any Acquisition consummated after the Closing Date by the Borrower or any Restricted Subsidiary, whether by purchase, merger or otherwise, of any Person that is either consented to by the Required Lenders in writing or that satisfies each of the following conditions:

(a)    immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)    if such transaction results in one or more new Subsidiaries of the Borrower, the Borrower shall comply with Section 5.12 in connection therewith;

(c)    the Borrower shall be in compliance with each financial covenant set forth in Section 6.1 on a pro forma basis after giving effect to such Acquisition as of the last day of the most recently ended fiscal quarter of the Borrower or the Parent, as the case may be, and, if the Permitted Acquisition Consideration therefor is in excess of $75,000,000, shall have provided a Covenant Compliance Certificate to the Agent to such effect (which Covenant Compliance Certificate shall also confirm that that all of the requirements set forth in this definition of “Permitted Acquisition” have been satisfied or will be satisfied on or prior to the consummation of such Acquisition); and

(d)    such Permitted Acquisition shall be consensual and shall have been approved by the target’s board of directors (or similar governing body) or, if applicable, the requisite holders of the Capital Stock thereof.

“Permitted Acquisition Consideration”: the purchase consideration for any Permitted Acquisition payable by the Borrower or any Restricted Subsidiary and all other payments by the Borrower or any Restricted Subsidiary in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Capital Stock or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business (it being understood that any “earn outs” with respect to any Permitted Acquisition shall be the projected value thereof, as of the date of consummation of such Permitted Acquisition, as determined in good faith by the Board of Directors of the Borrower and as set forth in a certificate of the Borrower certifying as to such projected value delivered to the Agent on or prior to the date of such Permitted Acquisition).

“Permitted Refinancing Indebtedness”: with respect to any Indebtedness of a Person, any modification, refinancing, refunding, renewal, replacement or extension of such Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.2(d), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended and (y) the date which is 91 days after the Revolving Loan Commitment Expiration Date, (c) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.2(d), such modification, refinancing, refunding, renewal, replacement or extension has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (d) to the extent the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (e) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is secured, the Liens securing such modification, refinancing, refunding, renewal, replacement, exchange or extension shall not apply to any Property of the Borrower or any Restricted Subsidiary other than the Property securing such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, Property becoming collateral under customary after-acquired Property clauses and proceeds of the foregoing; provided that any such modification, refinancing, refunding, renewal, replacement, exchange or extension in respect of Indebtedness under the Loan Documents shall be unsecured (unless, for the avoidance of doubt, such Indebtedness is modified, refinanced, refunded, renewed, replaced or extended in full) and (f) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is unsecured, such modification, refinancing, refunding, renewal, replacement, exchange or extension shall be unsecured.

“Person”: any individual, firm, partnership, joint venture, corporation, limited liability company, association, business enterprise trust, unincorporated organization, government or department or agency thereof or other entity, whether acting in an individual, fiduciary or other capacity.

“Preferred Stock”: with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Properties”: the collective reference to the real and personal property owned, leased, used, occupied or operated, under contract, license or permit, by any Loan Party.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Loan Party with total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Stock”: all Capital Stock of a Person other than Disqualified Stock.

“Refunded Swing Line Loans” as defined in Section 2.21(f) hereof.

“Register” as defined in Section 9.6(d) hereof.

“Regulation D”: Regulation D of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: the occurrence of any of the events set forth in Section 4043(c) of ERISA with respect to a Title IV Plan for which notice to the PBGC is required, other than those events as to which the thirty (30) day notice period is waived under PBGC regulations.

“Required Lenders”: Lenders having Commitments equal to or more than 50.1% of the Aggregate Revolving Loan Commitment or, if any Commitment has terminated, with respect to such Commitment, Lenders with outstanding Loans and/or participations in Letter of Credit under such Commitment having an unpaid principal balance equal to or more than 50.1% of the sum of (i) the unpaid principal balance of all Loans outstanding, (ii) the aggregate Letter of Credit Amount and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit; provided that (A) the Commitments, Loans and participations in Letters of Credit of any Defaulting Lender shall be disregarded in determining Required Lenders at any time and (B) if there are two or more Lenders who are not Affiliates of one another, then Required Lenders shall include at least two such Lenders who are not Affiliates of one another.

“Requirement of Law”: as to any Person, its Organic Documents, and any law, treaty, rule, order, judgment or regulation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: any body which has authority to exercise any Write-down and Conversion Powers.

“Responsible Officer”: with respect to any Person, the chief executive officer, president, secretary or any vice president of such Person, or, with respect to financial matters, the chief financial officer, treasurer, or controller of such Person.

“Restricted Payments”: as defined in Section 6.6 hereof.

“Restricted Subsidiary”: any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment Increase”: as defined in Section 2.22 hereof.

“Revolving Loan”: as defined in Section 2.1(a) hereof.

“Revolving Loan Commitment”: the commitment of a Lender listed on Schedule A hereof or in the Assignment and Acceptance, Incremental Facility Supplement or New Lender Joinder pursuant to which it becomes a Lender hereunder, to make Revolving Loans and participate in Letters of Credit and Swing Line Loans hereunder, as the same may be adjusted pursuant to the provisions hereof.

“Revolving Loan Commitment Expiration Date”: January 7, 2024, or such earlier date as the Revolving Loan Commitments shall expire in accordance with the terms hereof (whether pursuant to Section 7.1 or otherwise).

“Revolving Loan Lender”: each Lender having (i) a Revolving Loan Commitment, (ii) Revolving Loans outstanding, (iii) a participation in any Letter of Credit, or (iv) a participation in any Swing Line Loan.

“Revolving Note”: as defined in Section 2.1(c) hereof.

“Sanctioned Country”: a country, region or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Persons”: (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council or the European Union, (b) any Person organized under the laws of or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: all economic or financial sanctions or trade embargoes imposed, ad-ministered or enforced by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Senior Notes” means $650 million aggregate principal amount of the Borrower’s 6.00% Senior Notes due 2025 outstanding on the Closing Date.

“Significant Subsidiary”: each Restricted Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Solvent”: when used with respect to any Person, that:

(a)    the fair salable value of such Person’s assets exceeds the total amount of liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, in each case valued at the probable liability of such Person with respect thereto) of such Person as they become absolute and mature;

(b)    the present fair salable value of the assets of such Person is not less than the amount that will be required to pay its probable liabilities as such liabilities become absolute and matured;

(c)    such Person will be able to realize upon its assets and will have sufficient cash flow from operations to enable it to pay its debts, other liabilities and contingent obligations as they mature in the ordinary course of its business;

(d)    such Person does not have unreasonably small capital with which to engage in its anticipated businesses; and

(e)    such Person has not incurred any debts or liabilities under the Transaction Documents, nor does such Person intend to incur, or believe that it will incur, any debts or liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured.

“Specified Loan Party”: any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.15 of the Guarantee Agreement).

“Subsidiary”: as to any Person at any time of determination, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or Subsidiaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Obligation”: with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender”: MUFG Union Bank, N.A., in its capacity as the Swing Line Lender hereunder.

“Swing Line Loan”: as defined in Section 2.21(a) hereof.

“Swing Line Note”: as defined in Section 2.21(c) hereof.

“Swing Line Sublimit”: as defined in Section 2.21(a) hereof.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event”: (a) a Reportable Event, (b) the institution of proceedings to terminate a Title IV Plan by the PBGC under Section 4042 of ERISA, (c) the appointment by the PBGC of a trustee to administer any Title IV Plan or (d) the institution of proceedings by the PBGC to appoint a trustee to administer a Title IV Plan.

“Title IV Plan”: any “employee benefit plan” (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan that is subject to Title IV of ERISA and in respect of which any Loan Party or any of ERISA Affiliate thereof has, or any time during the preceding six (6) years had, any liability (contingent or otherwise).

“Total Leverage Ratio”: on any date (the “transaction date”) with respect to any Person, the ratio of:

(x)    Indebtedness of such Person and its Restricted Subsidiaries on the transaction date to

(y)    the aggregate amount of EBITDA of such Person and its Restricted Subsidiaries for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”).

In making the foregoing calculation,

(1)    any Indebtedness, Disqualified Stock or Preferred Stock to be repaid or redeemed on the transaction date will be excluded; and

(2)    pro forma effect will be given to

(A)    the creation, designation or redesignation of Restricted Subsidiaries and Unrestricted Subsidiaries,

(B)    the acquisition or disposition of companies, divisions or lines of businesses by such Person and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, which may include adjustments appropriate, in the good faith determination of a responsible financial or accounting officer of such Person, to reflect reasonably identifiable and factually supportable cost savings, operating expense reductions and other operating improvements or synergies reasonably expected to result from any action taken or expected to be taken within eighteen months of the date of such acquisition or disposition; provided that the aggregate amount added back pursuant to this clause (B) for such cost savings, operating expense reductions, operating improvements and synergies (collectively, “Synergies”) shall not exceed 7.50% of EBITDA of such Person and its Restricted Subsidiaries for such reference period (calculated prior to giving effect to any adjustment for such Synergies), and

(C)    the discontinuation of any discontinued operations that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period.

To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Tranche”: the collective reference to LIBOR Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such LIBOR Loans shall originally have been made on the same day).

“Type”: as to any Loan, its nature as a Base Rate Loan or a LIBOR Loan.

“Unrestricted Subsidiary”: any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.14 subsequent to the Closing Date and any Subsidiary of an Unrestricted Subsidiary.

“U.S.” or “United States”: the United States of America.

“U.S. Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Write-down and Conversion Powers”: in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

1.2    Other Definitional Provisions; Interpretation.

(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein, in any other Loan Document, and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. Unless otherwise provided herein, all financial calculations made with respect to the Borrower for the purpose of determining compliance with the terms of this Agreement shall be made on a consolidated basis and in accordance with GAAP.

(c)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The phrase “knowledge of,” “the knowledge” and “have knowledge” as it relates to any Loan Party, shall be deemed to be the knowledge of the Responsible Officer of the Borrower.

(d)    Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

(e)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)    References to agreements, other contractual instruments and other documents include all subsequent amendments and other modifications to such agreement and documents, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document. Except as otherwise specified or limited herein, references to any Person shall include such Person’s successors and assigns. Except as otherwise specified herein, references to any law or regulation shall include references to such law or regulation as it may be amended, supplemented, modified or replaced from time to time.

(g)     When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of LIBOR Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(h)    Notwithstanding any other provision contained herein, for purposes of this Agreement, any change in GAAP requiring leases which were previously classified as operating leases to be treated as capitalized leases shall be disregarded and such leases shall continue to be treated as operating leases consistent with GAAP as in effect immediately before such change in GAAP became effective.

SECTION 2.    AMOUNT AND TERMS OF LOANS AND LETTERS OF CREDIT; COMMITMENT AMOUNTS

2.1    Revolving Loans and Letters of Credit; Revolving Loan Commitments.

(a)    Subject to the terms and conditions hereof, each Revolving Loan Lender severally agrees to (i) make loans on a revolving credit basis to the Borrower from time to time from and including the Closing Date to but excluding the day that is two (2) Business Days prior to the Revolving Loan Commitment Expiration Date (each a “Revolving Loan”, and collectively, the “Revolving Loans”) in accordance with the terms of this Agreement and (ii) participate in standby letters of credit issued for the account of the Borrower or the other Loan Parties pursuant to Section 2.19 from time to time from and including the Closing Date to, but excluding, the day that is two (2) Business Days prior to the Revolving Loan Commitment Expiration Date (each a “Letter of Credit” and, collectively, the “Letters of Credit”); provided, however, that (A) the sum of (1) the aggregate principal amount of all Revolving Loans outstanding, (2) the aggregate Letter of Credit Amount of all Letters of Credit outstanding, (3) the aggregate amount of unreimbursed drawings under all Letters of Credit and (4) the aggregate principal amount of all Swing Line Loans outstanding, shall not exceed the Aggregate Revolving Loan Commitment at any time and (B) the sum of (1) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (2) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed $10,000,000 (the “Letter of Credit Sublimit”) at any time. Within the limits of each Revolving Loan Lender’s Revolving Loan Commitment, the Borrower may borrow Revolving Loans, and within the Letter of Credit Sublimit have Letters of Credit issued for the Borrower’s or another Loan Party’s account, prepay Revolving Loans, reborrow Revolving Loans, and have additional Letters of Credit issued for the Borrower’s or another Loan Party’s account after the expiration of previously issued Letters of Credit.

With respect to each Revolving Loan Lender, the principal amount of each (A) Revolving Loan to be made by such Revolving Loan Lender and (B) participation of a Revolving Loan Lender in a Letter of Credit, shall be in an amount equal to the product of (i) such Revolving Loan Lender’s Commitment Percentage (expressed as a fraction) and (ii) the total amount of the Revolving Loan(s) and/or Letter(s) of Credit requested; provided that in no event shall any Revolving Loan Lender be obligated to make a Revolving Loan or participate in a Letter of

Credit if after giving effect to such Revolving Loan or such participation the sum of such Revolving Loan Lender’s (w) Revolving Loans outstanding, (x) Commitment Percentage of the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (y) Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of Credit and Swing Line Loans outstanding, would exceed its Revolving Loan Commitment or if the amount of such requested Revolving Loan, such Revolving Loan Lender’s Commitment Percentage of such requested Letter of Credit or Swing Line Loans, is in excess of such Revolving Loan Lender’s Available Revolving Loan Commitment.

(b)    Except as otherwise provided herein, the Revolving Loans may from time to time be (i) LIBOR Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with Section 2.1(d) or 2.5.

(c)    Each Lender shall maintain in its internal records an account or accounts evidencing the Indebtedness hereunder of the Borrower to such Lender, including the amounts of the Revolving Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Loan Commitment or the Borrower’s Obligations in respect of any Revolving Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern. If so requested by any Lender by written notice to the Borrower (with a copy to the Agent), the Borrower shall execute and deliver to such Lender a Revolving Note substantially in the form of Exhibit A-1 (a “Revolving Note”) to evidence such Lender’s Revolving Loans.

(d)    The Borrower shall give the Agent irrevocable written notice, substantially in the form of a Borrowing Notice (which notice must be received by the Agent prior to 10:00 a.m., Los Angeles time, on the Business Day that is the proposed borrowing date or, if all or any part of the Revolving Loans are requested to be made as LIBOR Loans, at least three (3) Eurodollar Business Days prior to the proposed borrowing date) requesting that the Revolving Loan Lenders make Revolving Loans on the proposed borrowing date and specifying (i) the aggregate amount of Revolving Loans requested to be made, (ii) subject to Sections 2.9 and 2.11, whether the Revolving Loans are to be LIBOR Loans, Base Rate Loans or a combination thereof and (iii) if the Revolving Loans are to be entirely or partly LIBOR Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Periods therefor. Notwithstanding the foregoing, such notice may be given by telephone, provided it is promptly confirmed on the same day in writing by delivery to the Agent of a written notice, substantially in the form of a Borrowing Notice. Upon receipt of such notice, the Agent shall promptly notify each Revolving Loan Lender thereof on the date of receipt of such notice. On the proposed borrowing date, not later than 11:00 a.m., Los Angeles time, each Revolving Loan Lender shall make available to the Agent the amount of such Revolving Loan Lender’s pro rata share of the aggregate borrowing amount (as determined in accordance with the second paragraph of Section 2.1(a)) in immediately available funds by wiring such amount to such account as the Agent shall specify. The Agent may, in the absence of notification from any Revolving Loan Lender that such Revolving Loan Lender has not made its pro rata share available to the Agent on such date, credit the account of the Borrower on the books of the Agent

(or credit such other account as the Borrower shall instruct the Agent in writing) with the aggregate amount of Revolving Loans.

(e)    Neither the Agent nor any Revolving Loan Lender shall be responsible for the obligations or Revolving Loan Commitment of any other Revolving Loan Lender hereunder, nor will the failure of any Revolving Loan Lender to comply with the terms of this Agreement relieve any other Revolving Loan Lender or the Borrower of its obligations under this Agreement.

(f)    The Revolving Loan Commitment of each Revolving Loan Lender, and the Aggregate Revolving Loan Commitment, shall terminate on the Revolving Loan Commitment Expiration Date.

(g)    All outstanding Revolving Loans shall be due and payable on the Revolving Loan Commitment Expiration Date.

2.2    [Reserved].

2.3    Optional Prepayments; Optional Commitment Reductions. The Borrower may, at any time and from time to time, subject to Section 2.14, prepay the Loans in whole or in part, without premium or penalty, upon prior written notice by the Borrower to the Agent (i) in the case of prepayment of LIBOR Loans, not later than 10:00 a.m., Los Angeles time, three (3) Business Days before the date of prepayment and (ii) in the case of prepayment of Base Rate Loans, not later than 10:00 a.m., Los Angeles time, one Business Day before the date of prepayment, in each case specifying the date and amount of prepayment and whether the prepayment is of Revolving Loans or Swing Line Loans, or a combination thereof and, if of a combination thereof, the amount allocable to each, and whether the prepayment is of LIBOR Loans, Base Rate Loans or a combination thereof and, if of a combination thereof, the amount allocable to each. In addition, the Borrower may, at any time and from time to time reduce the Aggregate Revolving Loan Commitment in whole or in part, upon prior written notice by the Borrower to the Agent not later than 10:00 a.m., Los Angeles time, three (3) Business Days before the date of such reduction. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. If any such notice of prepayment is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid. Any notice of prepayment of Loans and/or reduction or termination of Revolving Loan Commitments delivered by the Borrower under this Section may state that such notice is conditioned upon the effectiveness of other credit facilities, the receipt of the proceeds, the issuance of other Indebtedness or the occurrence of any other transaction, in which case such notice may be revoked by the Borrower (by delivery of further written notice to the Agent as soon as practicable on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of Loans, or reduction of the Aggregate Revolving Loan Commitment, shall be in the aggregate principal amount of $5,000,000 or an integral multiple of $5,000,000 in excess thereof, or such other amounts acceptable to the Agent in its sole discretion.

2.4    Mandatory Prepayment. If at any time the sum of (A) the aggregate principal amount of all Revolving Loans outstanding, (B) the aggregate Letter of Credit Amount of all

Letters of Credit outstanding, (C) the aggregate amount of unreimbursed drawings under all Letters of Credit and (D) the aggregate principal amount of all Swing Line Loans outstanding, exceeds the Aggregate Revolving Loan Commitment, then the Borrower shall immediately, without notice or request by the Agent, prepay the Revolving Loans and/or make a Cash Collateral Deposit with respect to Letters of Credit in an aggregate amount equal to such excess.

2.5    Conversion and Continuation Options.

(a)    The Borrower may elect from time to time to convert LIBOR Loans to Base Rate Loans, by the Borrower giving the Agent at least one (1) Business Day’s prior irrevocable written notice of such election pursuant to a Continuation Notice, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. Subject to Sections 2.9 and 2.11 and so long as no Event of Default shall have occurred and is then continuing, the Borrower may elect from time to time to convert Base Rate Loans to LIBOR Loans by the Borrower giving the Agent at least three (3) Eurodollar Business Days’ prior irrevocable written notice of such election pursuant to a Continuation Notice. Any such notice of conversion to LIBOR Loans shall specify the length of the initial Interest Period or Interest Periods therefor. All or any part of outstanding LIBOR Loans and, subject to Sections 2.9 and 2.11, Base Rate Loans, may be converted as provided herein, provided that (i) any such conversion may only be made if, after giving effect thereto, Section 2.6 shall not have been contravened and (ii) no such Loan may be converted into a LIBOR Loan after the date that is one month prior to the Revolving Loan Commitment Expiration Date.

(b)    Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such LIBOR Loan, provided that, unless the Agent otherwise consents in writing, no LIBOR Loan may be continued as such if, (i) after giving effect thereto, Section 2.6 would be contravened, (ii) after the date that is one month prior to the Revolving Loan Commitment Expiration Date, or (iii) if an Event of Default shall have occurred and be continuing, and provided, further, that if the Borrower shall fail to give any required notice as described above in this Section or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to LIBOR Loans having an Interest Period of one (1) month, on the last day of such then-expiring Interest Period.

2.6    Minimum Amounts of Tranches; Minimum Borrowings. All borrowings, conversions and continuations of LIBOR Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof or such other amounts acceptable to the Agent in its sole discretion and, in any case, there shall not be more than eight Tranches. All borrowings of Base Rate Loans shall be in a minimum amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, or such other amounts acceptable to the Agent in its sole discretion.

2.7    Interest Rates and Payment Dates.

(a)    Each Loan shall (i) if a LIBOR Loan, bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Adjusted Rate plus the Applicable Margin and (ii) if a Base Rate Loan, bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)    If any Event of Default shall have occurred and be continuing, all amounts outstanding hereunder shall, at the election of the Required Lenders, bear interest at a rate per annum equal to the rate determined pursuant to Section 2.7(a) plus 2% per annum, from the date of the occurrence of such Event of Default until such Event of Default is no longer continuing (after as well as before judgment).

(c)    Interest shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to paragraph (b) of this Section shall be payable on demand.

(d)    For purposes of determining the Applicable Margin, interest rates on the Loans and the unused commitment fee shall be calculated on the basis of the Total Leverage Ratio set forth in the most recent Covenant Compliance Certificate received by the Agent. A Covenant Compliance Certificate may be delivered to the Agent by the Borrower no more frequently than quarterly in accordance with Section 5.2(a). For accrued and unpaid interest and unused commitment fees only (no changes being made for interest payments or unused commitment fees previously made), changes in interest rates on the Loans or unused commitment fees attributable to changes in the Applicable Margin caused by changes in the Total Leverage Ratio shall be calculated upon the delivery of a Covenant Compliance Certificate, and such change shall be effective with respect to Base Rate Loans, LIBOR Loans and the unused commitment fee from the day which is three (3) Business Days after receipt by the Agent of such Covenant Compliance Certificate. If, for any reason, the Borrower shall fail to deliver a Covenant Compliance Certificate when due in accordance with Section 5.2(a), and such failure shall continue for a period of ten (10) days, then the Leverage Level shall be deemed to be Leverage Level 5 retroactive to the date on which the Borrower should have delivered such Covenant Compliance Certificate, and shall continue until a Covenant Compliance Certificate indicating a different Leverage Level is delivered to the Agent.

(e)    Notwithstanding anything herein or in any other Loan Document to the contrary, in the event that any financial statement or certificate delivered pursuant to Sections 5.1 or 5.2(a) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered but only to the extent that such inaccuracy is discovered prior to 180 days after the termination of this Agreement), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin (the “Correct Applicable Margin”) for any period that such financial statement or certificate, as applicable, covered, then (i) the Borrower shall immediately deliver to the Agent a corrected financial statement or certificate, as the case may be, for such period, (ii) the Applicable Margin shall be reset to the Correct Applicable Margin for such period, and (iii) the Borrower shall immediately pay to the Agent the accrued additional interest owing as a result of such Correct Applicable Margin for such period.

2.8    Computation of Interest and Fees. Interest on LIBOR Loans and the unused commitment fee shall be calculated on the basis of a year of three hundred sixty (360) days, for the actual days elapsed, and interest on Base Rate Loans and all other Obligations shall be calculated on the basis of a year of three hundred sixty-five (365)/ three hundred sixty-six (366) days, for the actual days elapsed. Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Agent in the absence of manifest error.

2.9    Inability to Determine Interest Rate. In the event that, prior to the first day of any Interest Period, (a) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Adjusted Rate for such Interest Period or (b) the Agent shall have received notice from the Required Lenders acting that the LIBOR Adjusted Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given, (i) any LIBOR Loans requested to be made on the first day of such Interest Period shall accrue interest at the Base Rate, (ii) Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as Base Rate Loans and (iii) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to LIBOR Loans.

2.10    Pro Rata Treatment and Payments. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective Commitment Percentages then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 11:00 a.m., Los Angeles time, on the due date thereof to the Agent, for the account of the Lenders, at its office specified in Section 9.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. The Borrower authorizes the Agent to debit any of its bank accounts with the Agent or to make a draw of Revolving Loans or Swing Line Loans for the purpose of effecting payment of principal, interest or other costs and expenses payable by the Borrower to the Agent or any Lender under this Agreement.

2.11    Illegality. Notwithstanding any other provision herein, if any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful for such Lender to maintain LIBOR Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to continue LIBOR Loans as such and convert Base Rate Loans to LIBOR Loans shall forthwith be suspended during such period of illegality and (b) the Loans of such Lender then outstanding as LIBOR Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.14. To the extent that a Lender’s LIBOR Loans have been converted to Base Rate Loans pursuant to this Section 2.11, all payments and prepayments of principal that otherwise would be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans.

2.12    Increased Costs.

(a)    Except with respect to Indemnified Taxes and Excluded Taxes, which shall be governed solely and exclusively by Section 2.13, if any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Adjusted Rate);

(ii)    subject the Agent or any Lender to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to the Agent, increase the cost to Issuing Bank of issuing any Letter of Credit, or increase the cost to any such Lender of purchasing or maintaining any participation in a Letter of Credit or Swing Line Loan, or the Agent or such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by the Agent or such Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Agent or such Lender, the Borrower will pay to the Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans or Letters of Credit made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. The agreements in this Section shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of all Obligations.

(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within five (5) days after receipt thereof.

2.13    Taxes.

(a)    All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes unless required by Requirements of Laws. If any Requirements of Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.13) the Lender, the Agent, or any other applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Without duplication of Section 2.13(a), the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)    The Loan Parties shall jointly and severally indemnify the Agent and each Lender within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by the Agent or any Lender or required to be withheld or deducted from a payment to the Agent or any Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.13, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)    Any Lender that is legally entitled to an exemption from or reduction of withholding Tax with respect to any payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or Agent, such properly completed and executed documentation prescribed by Requirements of Laws or reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.13(e)(A), 2.13(e)(B)(i)–(iv) or 2.13(e)(C)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, with respect to any Loan made to the Borrower:

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax,

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed originals or IRS Form W-8ECI (or any successor form);

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1, or any other form approved by the Borrower and the Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor forms);

(iv)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, substantially in the form of Exhibit F-2, Exhibit F-3, or Exhibit F-4, Form W 9, Form W 8IMY and/or any other required information (or any successor forms) from each beneficial owner, as applicable (provided that, if such Foreign Lender is a partnership and is not a participating Lender and if one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct or indirect partner), or

(v)    executed originals of any other form prescribed by applicable requirements of Law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Borrower and the Agent to determine any withholding or deduction required to be made, and

(C)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Requirements of Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine whether any amount is required to be deducted and withheld from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender hereby authorizes the Agent to deliver to the Loan Parties and to any successor Agent any documentation provided by such Lender to the Agent pursuant to this Section 2.13(e).

Each Lender shall, whenever any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Agent) or promptly notify the Borrower and the Agent of its legal ineligibility to do so.

(f)    If the Agent or a Lender determines, in its sole good faith discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.13, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the Agent or a Lender be required to pay any amount to the Borrower pursuant to this paragraph the payment of which would place the Agent or such Lender in a less favorable net after-Tax position than the Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(g)    Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (g).

(h)    For purposes of this Section 2.13, the term “Lender” includes the Issuing Bank, the term “Loan” includes liabilities with respect to Letters of Credit, and the term “applicable Requirements of Law” includes FATCA.

(i)     Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

2.14    Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and to pay each Lender on demand the amount of any liability, loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (including reasonable fees and expenses of counsel) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (d) the making by the Borrower of a prepayment or conversion of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto (including any prepayment required as a result of acceleration of the Loans under Article 7). Such Lender’s certificate as to such liability, loss or expense shall be deemed conclusive, absent manifest error. This covenant shall survive the termination of this Agreement, the expiration of the Letters of Credit, the expiration of the Commitments and the payment of all Obligations under the Loan Documents.

2.15    Mitigation of Costs. If any Lender, by taking any reasonable action, so long as making such change or taking such other action is not disadvantageous to it in any financial, regulatory or other respect, can mitigate any adverse effect on the Borrower under Section 2.12 or 2.13, such Lender shall take such action.

2.16    Unused Commitment Fee. The Borrower agrees to pay to the Agent, for the account of the Revolving Loan Lenders, an unused commitment fee for the period from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date, based on the aggregate amount, for each day during such period, of the Available Revolving Loan Commitments (without taking into account outstanding Swing Line Loans, except to the extent any Revolving Loan Lender is deemed to or has purchased a participation in such outstanding Swing Line Loans), and computed at the per annum rate equal to the Applicable Margin for such unused commitment fee. Such unused commitment fee shall be payable in installments quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Loan Commitment Expiration Date, commencing on March  31, 2019.

2.17    Substitution and Removal of Lenders. If any Lender (i) makes a claim under Section 2.12 or 2.13, (ii) becomes unable to make or maintain LIBOR Loans pursuant to Section 2.9 or 2.11, (iii) is a Defaulting Lender or (iv) is a Non-Approving Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, remove such Lender on a non-pro rata basis by (x) requiring such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.13) and obligations under this Agreement and the related Loan Documents to a Lender reasonably satisfactory to the Borrower and Agent that shall assume such obligations (which assignee may be a new Lender or an existing Lender, if an existing Lender accepts such assignment) or (y) reducing the Aggregate Revolving Loan Commitment by an amount equal to such Lender’s Revolving Loan Commitment; provided that:

(a)    the Borrower shall have paid to the Agent the assignment fee specified in Section 9.6(c);

(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and

(c)    such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.18    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.1.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with this Agreement; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash

Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Commitment and Letter of Credit Fees. No Defaulting Lender shall be entitled to receive any unused commitment fee or any letter of credit fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause such Lender’s Commitment Percentage of the sum of the outstanding Revolving Loans, the aggregate Letter of Credit Amount of all Letters of Credit outstanding, the aggregate amount of unreimbursed drawings under all Letters of Credit and (4) the aggregate principal amount of all Swing Line Loans outstanding to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the

Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.23.

(b)    Defaulting Lender Cure. If the Borrower, the Agent, the Swing Line Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to paragraph (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the Issuing Bank shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.19    Issuance of Letters of Credit.

(a)    Subject to the limitations on Letters of Credit set forth in Section 2.1(a), the Borrower shall be entitled to request the issuance of standby Letters of Credit in Dollars from time to time from and including the Closing Date to but excluding the date three (3) Business Days prior to the Revolving Loan Commitment Expiration Date, by giving the Issuing Bank (with a copy to the Agent) a Letter of Credit Request at least three (3) Business Days before the requested date of issuance of such Letter of Credit (which shall be a Business Day). Any Letter of Credit Request received by the Issuing Bank and the Agent later than 12:00 noon, Los Angeles time, shall be deemed to have been received on the next Business Day. Each Letter of Credit Request shall be signed by a Responsible Officer of the Borrower and any other Loan Party that is to be the account party thereof, shall be irrevocable and shall be effective upon receipt by the Issuing Bank and the Agent. Provided that a valid Letter of Credit Request has been received by the Issuing Bank and the Agent and upon fulfillment of the other applicable conditions set forth in Section 4.2, the Issuing Bank will issue the requested Letter of Credit and will provide a copy thereof to the Agent. Each Letter of Credit shall have (i) drawing language acceptable to the Agent and (ii) an expiration date as set forth in the Letter of Credit Request; provided that no Letter of Credit shall in any event have an expiration date later than the earlier of (A) one year after the issuance thereof (or such longer period as the Agent and the Issuing

Bank shall agree in their sole discretion) and (B) two Business Days prior to the Revolving Loan Commitment Expiration Date.

(b)    Immediately upon the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Revolving Loan Lender, and each Revolving Loan Lender shall be deemed to have purchased and received from the Issuing Bank, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement in respect thereof in an amount equal to the product of (i) such Revolving Loan Lender’s Commitment Percentage and (ii) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing).

(c)    The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank as a Revolving Loan Lender hereunder (in such capacity, the “Drawing Lender”) of a Base Rate Loan in the amount of such payment (but without any requirement of compliance with the conditions set forth in Sections 2.6 or 4.2). In the event that any such Loan by the Drawing Lender resulting from a drawing under any Letter of Credit is not repaid by the Borrower by 11:00 a.m., Los Angeles time, on the day of payment of such drawing, the Issuing Bank shall promptly notify the Agent, and the Agent shall notify each other Revolving Loan Lender. Each Revolving Loan Lender shall, on the day of such notification (or if such notification is not given by 12:00 noon, Los Angeles time, on such day, then on the next succeeding Business Day), make a Base Rate Loan, which shall be used to repay the applicable portion of the Base Rate Loan of the Drawing Lender with respect to such Letter of Credit drawing, in an amount equal to the amount of such Revolving Loan Lender’s participation in such drawing (but without any requirement of compliance with the conditions set forth in Sections 2.6 or 4.2) and shall deliver to the Agent for the account of the Drawing Lender, on the day of such notification (or if such notification is not given by 12:00 noon, Los Angeles time, on such day, then on the next succeeding Business Day) and in immediately available funds, the amount of such Base Rate Loan. In the event that any Revolving Loan Lender fails to make available to the Agent for the account of the Drawing Lender the amount of such Base Rate Loan, the Drawing Lender shall be entitled to recover such amount on demand from such Revolving Loan Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Effective Rate.

(d)    The obligations of the Borrower with respect to any Letter of Credit, any Letter of Credit Request and any other agreement or instrument relating to any Letter of Credit and any Base Rate Loan made under Section 2.19(c) shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the aforementioned documents under all circumstances, including the following:

(i)    any lack of validity or enforceability of any Letter of Credit prior to its stated expiration date of any Letter of Credit, this Agreement or any other Loan Document;

(ii)    the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or transferee of any Letter of

Credit (or any Person for whom any such beneficiary or transferee may be acting) or the Agent, the Issuing Bank, any Revolving Loan Lender (other than the defense of payment to a Revolving Loan Lender in accordance with the terms of this Agreement) or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated hereby or thereby or any unrelated transaction;

(iii)    any statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever; provided that payment by the Issuing Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; and

(iv)    any exchange, release or non-perfection of any collateral, or any release, amendment or waiver of or consent to departure from the Guarantee Agreement or any other Loan Document.

(e)    The Borrower shall pay to the Agent, with respect to each Letter of Credit issued hereunder, the following fees:

(i)    with respect to each Letter of Credit, for the account of the Revolving Loan Lenders, for the period from and including the day such Letter of Credit is issued to but excluding the day such Letter of Credit expires, a Letter of Credit fee equal to the product of (x) the Applicable Margin then applicable to LIBOR Loans and (y) the Letter of Credit Amount of such Letter of Credit from time to time, such Letter of Credit fee to be payable in installments quarterly in arrears on the last Business Day of each March, June, September and December and on the expiration date of such Letter of Credit;

(ii)    with respect to each Letter of Credit issued hereunder, for the account of the Issuing Bank (so long as the Issuing Bank is not also the sole Lender under this Agreement), a fronting fee equal to 0.15% per annum of the Letter of Credit Amount of such Letter of Credit, payable upon issuance of such Letter of Credit; and

(iii)    with respect to each Letter of Credit issued hereunder, for the account of the Issuing Bank, from time to time such additional fees and charges in accordance with the Issuing Bank’s standard internal charge guidelines (as such guidelines may change from time to time) and the related Letter of Credit Request.

(f)    The Borrower agrees to the provisions in the Letter of Credit Request forms; provided, however, that the terms of the Loan Documents shall take precedence if there is any inconsistency between the terms of the Loan Documents and the terms of the applicable form.

(g)    The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. None of the Agent, the Issuing Bank or any Lender, nor any of their respective officers or directors shall be liable or responsible for (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; or (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereof, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept any document that appears on its face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(h)    At any time that there shall exist a Defaulting Lender, subject to Section 2.18, within one Business Day following demand by the Issuing Bank the Borrower shall make a Cash Collateral Deposit with the Agent in an amount equal to the Fronting Exposure (less the amount of any Cash Collateral Deposit made by such Defaulting Lender and held by the Agent) with respect to such Defaulting Lender. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Agent, and agree to maintain, a first priority security interest in all such Cash Collateral Deposits as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit.

2.20    [Reserved].

2.21    Swing Line Loans.

(a)    Subject to the terms and conditions hereof, the Swing Line Lender agrees to make loans on a revolving credit basis to the Borrower from time to time from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date (each a “Swing Line Loan,” and collectively, the “Swing Line Loans”) in accordance with the terms of this Agreement; provided, after giving effect to the making of any Swing Line Loan, in no event shall (i) the then existing aggregate outstanding principal amount of Swing Line Loans exceed $5,000,000 (“Swing Line Sublimit”) at any time or (ii) the sum of (A) the aggregate principal amount of all Revolving Loans outstanding (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (B) the aggregate principal amount of all Swing Line Loans outstanding, (C) the aggregate Letter of Credit Amount of all Letters of Credit outstanding, and (D) the aggregate amount of unreimbursed drawings under all Letters of Credit, exceed the Aggregate Revolving Loan Commitment at any time. Amounts borrowed pursuant to this Section 2.21 may be repaid and reborrowed during the period commencing on the Closing Date to but excluding the Revolving Loan Commitment Expiration Date.

(b)    All Swing Line Loans shall be Base Rate Loans. The Swing Line Lender’s obligation to make Swing Line Loans pursuant to this Section 2.21 shall expire on the Revolving Loan Commitment Expiration Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than such date. Swing Line Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount, or such other amounts acceptable to the Swing Line Lender in its sole discretion.

(c)    The Swing Line Lender shall maintain in its internal records an account or accounts evidencing the Indebtedness hereunder of the Borrower to the Swing Line Lender,

including the amounts of the Swing Line Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Swing Line Loans; provided further, in the event of any inconsistency between the Register and the Swing Line Lender’s records, the recordations in the Register shall govern. If so requested by the Swing Line Lender by written notice to the Borrower (with a copy to the Agent), the Borrower shall execute and deliver to such Lender a Swing Line Note substantially in the form of Exhibit A-2 attached hereto (a “Swing Line Note”) to evidence the Swing Line Lender’s Swing Line Loans.

(d)    Whenever the Borrower desires that the Swing Line Lender make a Swing Line Loan, the Borrower shall give the Swing Line Lender (with a copy to the Agent) irrevocable written notice, substantially in the form of a Borrowing Notice (which notice must be received by the Agent prior to 12:00 noon, Los Angeles time, on the Business Day that is the proposed borrowing date).

(e)    The Swing Line Lender shall make the amount of its Swing Line Loan available to the Agent not later than 2:00 p.m., Los Angeles time, on the Business Day that is the proposed borrowing date by wire transfer of same day funds in Dollars by wiring such amount to such account as the Agent shall specify. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Agent shall make the proceeds of such Swing Line Loans available to the Borrower on the proposed borrowing date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Agent from the Swing Line Lender to be credited to the account of the Borrower with the Agent, or to such other account as may be designated in writing to the Agent by the Borrower. Notwithstanding the foregoing, the Swing Line Lender may, but shall not be obligated to, make Swing Line Loans at any time that one or more of the Lenders is a Defaulting Lender.

(f)    With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.3, the Swing Line Lender may at any time in its sole and absolute discretion (but at least on a weekly basis), deliver to the Agent (with a copy to the Borrower), no later than 11:00 a.m., Los Angeles time at least one Business Day in advance of the proposed borrowing date, a notice (which shall be deemed to be a Borrowing Notice given by the Borrower) requesting that each Revolving Loan Lender make Revolving Loans that are Base Rate Loans to the Borrower on such proposed borrowing date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests the Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by the Revolving Loan Lenders other than the Swing Line Lender shall be immediately delivered by the Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, the Swing Line Lender’s pro rata share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Borrower. The Borrower hereby authorizes the Agent and the Swing Line Lender to charge the Borrower’s accounts with the

Agent and the Swing Line Lender, as the case may be (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by the Revolving Loan Lenders, including the Revolving Loans deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in any proceeding under the Bankruptcy Code or any similar debtor relief law, the loss of the amount so recovered shall be ratably shared among all of the Lenders.

(g)    If for any reason Revolving Loans are not made pursuant to Section 2.21(f) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, each Revolving Loan Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its pro rata share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Days’ notice from the Swing Line Lender, each Revolving Loan Lender shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds to the account designated by the Swing Line Lender. In the event any Revolving Loan Lender fails to make available to the Swing Line Lender the amount of such Revolving Loan Lender’s participation as provided in this Section, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Loan Lender together with interest thereon at the greater of the Federal Funds Effective Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.

(h)    Notwithstanding anything contained herein to the contrary, (i) each Revolving Loan Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to Section 2.21(f) and each Revolving Loan Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to Section 2.21(g) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets or condition (financial or otherwise) of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, such obligations of each Lender are subject to the condition that Swing Line Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 4.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (ii) the Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 4.2 to the making of such Swing Line Loan have been satisfied or waived by the Required Lenders or (C) at a time when any Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by depositing with the Agent immediately available funds in an amount acceptable to the Agent to cover such risk.

2.22    Incremental Commitment.

(a)    The Borrower may, by written notice to the Agent (each, a “Commitment Increase Notice”), at any time prior to the Revolving Loan Commitment Expiration Date, request increases of the Aggregate Revolving Loan Commitment (a “Revolving Commitment Increase”); provided that (i) the Aggregate Revolving Loan Commitment after giving effect to the Revolving Commitment Increase shall not exceed $150,000,000 (the “Maximum Commitment Amount”); (ii) the Borrower may exercise such increase request option up to three times during the term of this Agreement; (iii) each exercise of the increase request option shall be in a minimum principal amount of not less than $10,000,000; provided that the exercise of such increase request option may be less than $10,000,000 if the unused portion of the Maximum Commitment Amount is less than $10,000,000, so long as the request is for the full amount of the remaining Maximum Commitment Amount, and (iv) after giving effect to such Revolving Commitment Increase, calculated on a pro forma basis, no Default or Event of Default has occurred and is continuing or would be caused by the consummation of such Revolving Commitment Increase.

(b)    Each such Commitment Increase Notice shall specify (A) the date on which the Borrower proposes that the new Revolving Commitment Increase shall be effective, which shall be a date not less than 15 Business Days after the date the Agent receives such notice and (B) the requested amount of such increase. Notwithstanding any term of this Agreement to the contrary, neither the Agent nor any Lender shall be deemed to have committed to any Revolving Commitment Increase unless such Lender executes and delivers an Increased Commitment Letter (as defined below); for the avoidance of doubt, any Lender may accept or decline to provide a Revolving Commitment Increase in its sole discretion.

(c)    Upon receipt of a Commitment Increase Notice, the Agent shall forward a copy thereof to each Lender, and each Lender shall have the right, but not the obligation, to participate in such increase in an amount equal to its pro rata share of outstanding Revolving Loans immediately prior to the effectiveness of any such increase. Any Lender electing to participate in such increase must forward its written commitment therefor (an “Increased Commitment Letter”) to the Agent within 10 Business Days of delivery to such Lender of such Commitment Increase Notice. The failure of a Lender to deliver an Increased Commitment Letter to the Agent within such time period shall be deemed a rejection by such Lender of the option to participate in such Revolving Commitment Increase. In the event that the Revolving Commitment Increase requested by the Borrower is not fully committed to by existing Lenders as contemplated above, the Borrower may designate one or more Persons as new Lender(s), each of whom must be reasonably acceptable to the Agent (each, a “New Lender”); provided that in no event shall such New Lender be any Person set forth in Section 9.6(b)(v), or may designate one or more existing Lenders that is willing to increase its commitment by more than its pro rata share, to provide the amount of such unallocated excess Revolving Commitment Increase. Each New Lender shall become a Lender pursuant to a joinder agreement in form and substance satisfactory to the Agent (a “New Lender Joinder”). Subject to the foregoing, final allocations with respect to any Revolving Commitment Increase shall be determined solely by the Borrower and the Agent. Any Revolving Commitment Increase shall be effected pursuant to a supplement to this Agreement executed by the Borrower, the Agent and the Lenders or New Lenders, as the case may be, participating in such Revolving Commitment Increase in form and substance reasonably acceptable to the Borrower, such Lenders and the Agent (an “Incremental Facility Supplement”), which supplement shall set forth the terms and conditions relating to such Revolving Commitment Increase (including as to any upfront fee); provided that any Revolving Commitment Increase shall be on terms consistent with the initial Revolving Loan Commitments. Each Incremental Facility Supplement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the opinion of the Agent, to effect the provisions of this Section 2.22. From and after the effectiveness of any Revolving Commitment Increase, the Loans and Commitments established pursuant to this Section 2.22 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantee Agreement.

SECTION 3.    REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Loans and participate in the Letters of Credit, to induce the Agent to enter into this Agreement and to induce the Issuing Bank to issue the Letters of Credit, the Borrower hereby represents and warrants to the Agent and the Lenders that:

3.1    Financial Condition. Each of the Financial Statements (i) was prepared in accordance with GAAP, (ii) is complete and correct in all material respects, is consistent in all material respects with the books and records of the Borrower; and (ii) accurately and completely, in all material respects, presents the financial condition, assets, and liabilities of the Borrower as of its respective date and the results of operations, changes in stockholders equity, and cash flows for the applicable period. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Financial Statements. Since December  31, 2017 there has been no event or condition resulting in a Material Adverse Effect.

3.2     Corporate Existence; Compliance with Law, Etc. (a) The Borrower and each of its Restricted Subsidiaries (i) is duly organized, validly existing and in good standing (or the local equivalent) under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power, as the case may be, and authority, and the legal right, to own and operate its Properties, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and in which it proposes to be engaged after the Closing Date, (iii) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect and (iv) is in compliance with all applicable Requirements of Law, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b)    Without limiting the foregoing clause (a), neither the Borrower nor any of its Subsidiaries is (A) in violation of any Anti-Terrorism Law, (B) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (C) is a Blocked Person, (D) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (D) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

(c)    The Borrower and each of its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

3.3    Corporate Power; Authorization; Consents; Enforceable Obligations.

(a)    Each Loan Party has the corporate, partnership or limited liability company power, as the case may be, and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is or will be a party, and to borrow hereunder (in the case of the Borrower). Each Loan Party has duly authorized the execution, delivery and performance of the Loan Documents to which it is or will be a party.

(b)    No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder, or the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are or will be party, or the validity or enforceability against the Loan Parties of the Loan Documents to which they are or will be party, except for (i) the filing of this Agreement with the SEC and (ii) any consent, authorization, filing or other act which has been made or obtained and is in full force and effect. This Agreement and each of the other Loan Documents to which any Loan Party is or will be a party will be duly executed and delivered by such Loan Party. This Agreement constitutes, and each of the other Loan Documents when executed and delivered will constitute, a legal, valid and binding obligation of each of the Loan Parties (to the extent such Loan Party is a party thereto) enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.4    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof, will not violate any Requirement of Law applicable to any of the Loan Parties or material Contractual

Obligation of any of the Loan Parties, and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or such material Contractual Obligation, except as would not reasonably be expected to have a Material Adverse Effect.

3.5    No Material Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues (a) that purport to affect or pertain to this Agreement or any other Loan Document or (b) as to which there is a reasonable possibility of an adverse determination that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

3.6    Ownership of Property; Liens; Condition of Properties. Each of the Loan Parties has good and marketable title to all Properties purported to be owned thereby, free and clear of any Liens, except those permitted by Section 6.3. The property and assets of Loan Parties constitute all property and assets necessary for the business of the Loan Parties, are in good order and repair (ordinary wear and tear and casualty excepted).

3.7    Environmental Matters. All real property owned, leased or occupied by the Borrower or any of its Restricted Subsidiaries, and all operations at such properties are in compliance with all applicable Environmental Laws, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect. There is no contamination at, under or about such Properties, or violation of any Environmental Law with respect to such Properties or the business conducted at such Properties which involves a matter or matters which has caused or would reasonably be expected to cause a Material Adverse Effect. As of the Closing Date, neither the Borrower nor any of its Restricted Subsidiaries has received any notice from any Governmental Authority of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters with regard to any of the properties or the business conducted at such properties, nor does the Borrower have knowledge that any such notice will be received or is being threatened, other than any of such which would not reasonably be expected to have a Material Adverse Effect.

3.8    Intellectual Property. Each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, trade names, patents and copyrights necessary for the conduct of its business as currently conducted (the “Intellectual Property”). No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property. The use of Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe in any material respect on the rights of any Person, nor does the use by other Persons of such Intellectual Property infringe in any material respect on the rights of the Borrower or any of its Restricted Subsidiaries.

3.9    Taxes. The Borrower and its Subsidiaries have filed or caused to be filed all federal, state and other material tax returns which are required to be filed by it and has paid or caused to be paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes imposed on it or any of its

Property by any Governmental Authority, other than any such tax (i) that is not yet delinquent, (ii) the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary, as applicable.

3.10    Federal Regulations. No Loan, no Letter of Credit and no part of the proceeds thereof will be used, directly or indirectly, for “purchasing” or “carrying” any Margin Stock within the respective meanings of each of the quoted terms under Regulation U or for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System.

3.11    ERISA Compliance.

(a)    Each of the Loan Parties and each ERISA Affiliate thereof, is in compliance in all respects with all applicable provisions of ERISA and the Code, and all rules, regulations and orders implementing ERISA, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    None of the Loan Parties or any ERISA Affiliate thereof maintains or contributes to (or has maintained or contributed to) any Multiemployer Plan under which the Borrower, any Restricted Subsidiary or any ERISA Affiliate thereof has potential for withdrawal liability and no Multiemployer Plan is in Reorganization or insolvent.

(c)    None of the Loan Parties or any ERISA Affiliate thereof sponsors or maintains any Title IV Plan under which there has been a failure to satisfy the applicable “minimum funding standard” (within the meaning of Section 412 of the Code), whether or not waived.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no Title IV Plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), and (ii) no Termination Event has occurred or is reasonably expected to occur.

(e)    There does not exist any material unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent annual report) of any Loan Party or any ERISA Affiliate thereof under any plan, program or arrangement providing post retirement, life or health benefits.

(f)    No Reportable Event and no “Prohibited Transaction” (as defined in Section 406 of ERISA of Section 4975 of the Code) has occurred or is occurring with respect to any plan of any Loan Party or any ERISA Affiliate thereof.

3.12    Investment Company Act. None of the Loan Parties is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.13    Subsidiaries. As of the Closing Date, Schedule 3.13 hereof sets forth each Subsidiary of the Borrower, its jurisdiction of formation and whether or it is a Significant Subsidiary.

3.14    Purpose of Loans and Letters of Credit.

(a)    The proceeds of the Revolving Loans are intended to be and shall be used by the Borrower for working capital and general corporate purposes of the Borrower and the other Loan Parties, including to finance Permitted Acquisitions and Capital Expenditures.

(b)    The Letters of Credit shall be used for general corporate purposes of the Borrower and the other Loan Parties.

3.15    Accuracy and Completeness of Information. All written information contained in any application, schedule, report, certificate, or any other document relating to any Loan Party or any property of any Loan Party given to the Agent by any Loan Party or any Affiliate thereof (or given to any consultant, appraiser, accountant or other advisor by any Loan Party, which consultant, appraiser, accountant or other advisor has then delivered any report or other document to the Agent), and prepared by or on behalf of any Loan Party, in connection with the Loan Documents (other than financial projections and other information of general economic or industry-specific nature), including any updates or supplements to such financial information delivered to the Agent, is in all material respects, taken as a whole in light of the circumstances such information was provided, true and complete as of the date referred to therein, and no such Person has omitted to state therein (or failed to include in any such document) any material fact or any fact necessary to make such information not materially misleading. All projections given to the Agent or any Lender by or on behalf of the Loan Parties have been prepared in good faith based upon assumptions believed to be reasonable at the time prepared. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such difference may be material.

3.16    [Reserved].

3.17    Permits, Etc. The Loan Parties have all material permits, licenses, authorizations and approvals required for each of them lawfully to own, lease, control, manage and operate its properties and businesses. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization or approval, the suspension, revocation, impairment, forfeiture or non-renewal thereof which would reasonably be expected to result in a Material Adverse Effect.

3.18    [Reserved].

3.19    Capital Structure and Equity Ownership. Schedule 3.19 hereto identifies the Borrower and each Subsidiary as of the Closing Date, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Parent, the

Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of shares issued and outstanding. All such shares and interests are validly existing, fully paid and non-assessable (to the extent applicable).

3.20    Insolvency. The Loan Parties are and, upon the making of any Loan on any date on which this representation and warranty is made, will be, taken as a whole, Solvent.

3.21    Labor Matters. There are no strikes or material labor disputes against any Loan Party pending, or to the Borrower’s knowledge, threatened in writing against any Loan Party which would be reasonably expected to result in a Material Adverse Effect.

SECTION 4.    CONDITIONS PRECEDENT

4.1    Conditions to Closing Date. The effectiveness of this Agreement, and the agreement of the Lenders to make the Loans and to participate in the Letters of Credit contemplated hereby, the agreement of the Swing Line Lender to make Swing Line Loans hereunder, and the agreement of the Issuing Bank to issue Letters of Credit hereunder, in each case on the terms and conditions set forth in this Agreement, are subject to the satisfaction of the following conditions precedent, in each case in form and substance acceptable to the Agent:

(a)    Credit Agreement. The Agent shall have received this Agreement, duly executed and delivered by the Borrower and each Lender.

(b)    Other Loan Documents. The Agent shall have received the Guarantee Agreement, the Fee Letter, the Notes requested by any Lender and each other Loan Document required to be delivered on the Closing Date, in each case dated as of the Closing Date (unless otherwise agreed to by the Agent) and duly executed and delivered by the relevant Loan Party or other party thereto, as applicable.

(c)    Incumbency Certificate. The Agent shall have received an incumbency certificate of each Loan Party, each dated the Closing Date, executed by an appropriate officer thereof.

(d)    Organizational Proceedings, Etc. The Agent shall have received a copy of the resolutions of the board of managers, or similar governing body, of each Loan Party (i) authorizing the Loan Documents to which it is or will be a party and (ii) in the case of the Borrower, authorizing the borrowings contemplated hereunder, in each case certified by Responsible Officer of such Loan Party as of the Closing Date, which certificate states that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

(e)    Certain Agreements. The Agent shall have received copies of the Organic Documents of each Loan Party, certified as of the Closing Date as complete and correct copies thereof, and in full force and effect, by a Responsible Officer of such Loan Party.

(f)    Legal Opinion. The Agent shall have received a legal opinion of Sullivan & Cromwell LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Agent, executed and dated as of the Closing Date.

(g)    [Reserved].

(h)    Good Standing Certificates. The Agent shall have received, with respect to each Loan Party, a certificate dated a recent date, of the Secretary of State (or other relevant state authority) of the state of formation of such Loan Party, certifying as to the existence and, if applicable, good standing of, and, if generally available in such jurisdiction, the payment of taxes by, such Loan Party in such state.

(i)    [Reserved].

(j)    Financial Statements, Budget, Projections, Etc. The Agent shall have received (i) the Financial Statements and (ii) projections of the results of Borrower and its Restricted Subsidiaries covering the period up to and including the Revolving Loan Commitment Expiration Date, which projections shall be in form acceptable to the Agent.

(k)    Costs. The Agent shall have received payment or evidence of payment by the Borrower of all costs and expenses, including fees of the Agent’s counsel to the extent required to be reimbursed pursuant to Section 9.5 and invoiced prior to the Closing Date.

(l)    Fees. The Agent shall have received the fees to be paid on the Closing Date pursuant to the Fee Letter.

(m)    KYC Documentation. The Lenders shall have received, at least three Business Days prior to the Closing Date, all documentation and other information reasonably requested in writing by them in order to allow the Lenders to comply with the Patriot Act.

(n)    Additional Proceedings. The Agent shall have received such other approvals, opinions and documents as the Agent may reasonably request and all legal matters incident to the making of such Loans or the issuance of such Letter of Credit, shall be reasonably satisfactory to the Agent.

4.2    Conditions to Each Loan and Letter of Credit. The agreement of each Lender to make any Loans, and to participate in any Letter of Credit, to be made or issued on the Closing Date and thereafter, the agreement of the Swing Line Lender to make any Swing Line Loans to be made on the Closing Date and thereafter, and the agreement of the Issuing Bank to issue any Letter of Credit to be issued on the Closing Date and thereafter, is subject to the satisfaction or waiver, immediately prior to or concurrently with the making of such Loan or Swing Line Loan, or the issuance of such Letter of Credit, of the following conditions precedent:

(a)    Representations and Warranties; No Default. The following statements shall be true and the Borrower’s acceptance of the proceeds of such Loan or its delivery of an executed Letter of Credit Request shall be deemed to be a representation and warranty of the Borrower, on the date of such Loan or as of the date of issuance of such Letter of Credit, as applicable, that:

(i)    The representations and warranties contained in this Agreement, each other Loan Document and each certificate or other writing delivered by the Borrower, any other Loan Party or any Affiliate of the Borrower to the Agent in connection herewith are true and correct on and as of such date in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) as though made on and as of such date except (i) to the extent that such representations and warranties expressly relate to an earlier date and (ii) after the Closing Date, the representations and warranties made under Section 3.1 shall be deemed to refer to the most recent financial statements of the Borrower furnished to the Agent pursuant to Section 5.1 hereof; and

(ii)    No Default or Event of Default has occurred and is continuing or would result from the making of the Loan or Swing Line Loan, or the issuance of such Letter of Credit to be made or issued on such date.

(b)    Legality. The making of such Loan, or the issuance of such Letter of Credit, shall not contravene, in any material respect, any law, rule or regulation applicable to any Lender, the Agent, the Borrower or any other Loan Party.

(c)    Borrowing Notice or Letter of Credit Request. The Agent shall have received a Borrowing Notice or a Letter of Credit Request, as applicable, pursuant to the provisions of this Agreement from the Borrower.

SECTION 5.    AFFIRMATIVE COVENANTS

The Borrower hereby agrees that from and after the Closing Date, so long as any Loan remains outstanding and unpaid, any Letter of Credit remains outstanding, any Commitment remains in effect or any other Obligation is outstanding (other than any contingent indemnification obligations under which there is no outstanding claim):

5.1    Financial Statements. (a) The Borrower shall furnish to the Agent:

(i)    not later than one hundred and twenty (120) days after each fiscal year-end of the Borrower, (A) a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related audited income statement, statement of shareholders equity and operating cash flow statement for such fiscal year, and (B) a report thereon without qualification or exception by BDO USA, LLP or another nationally recognized firm of independent accountants to the Borrower acceptable to the Agent stating that the financial statements fairly present in all material respects the consolidated financial condition of the Borrower as of the date thereof and for the period covered thereby; and

(ii)    not later than sixty (60) days after the end of each fiscal quarter of the Borrower, excluding the last fiscal quarter of each fiscal year, the unaudited consolidated and consolidating income statement, balance sheet and operating cash flow statement of the Borrower and its Subsidiaries as at the end of such quarter, and the portion of the fiscal year through the end of such quarter, in each case in form substantially consistent with the those delivered to the Agent prior to the Closing Date or otherwise reasonably acceptable to the Agent, including a comparison of the results of such period with the same period in the prior fiscal year, all certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein.

(b) Notwithstanding anything to the contrary in this Section 5.1, if the Borrower has designated any of its Subsidiaries as an Unrestricted Subsidiary, then the annual and quarterly information required by Section 5.1(a)(i) and (ii) shall include (i) a reasonably detailed presentation of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries and (ii) a list of all Unrestricted Subsidiaries of such date or confirmation that there has been no change in such information since the date of the last such list.

5.2    Certificates; Other Information. The Borrower shall furnish to the Agent:

(a)    concurrently with the delivery of the financial statements referred to in Section 5.1(a) and (b), a Covenant Compliance Certificate with respect to such fiscal quarter or fiscal year, as the case may be;

(b)    [Reserved];

(c)    within one hundred (100) days after the beginning of each fiscal year of the Borrower, a copy of the annual operating budget for the Borrower and its Restricted Subsidiaries for such fiscal year, in form and detail reasonably satisfactory to the Agent;

(d)    within five (5) Business Days after the same are filed, copies of all financial statements and material reports and notices which any Loan Party may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(e)    as soon as possible and in any event within five (5) Business Days after a Responsible Officer of Borrower has knowledge of the occurrence of a Default, an Event of Default or, in the good faith determination of a Responsible Officer of the Borrower, a Material Adverse Effect, the written statement by a Responsible Officer of the Borrower, setting forth the details of such Default, Event of Default or Material Adverse Effect and the action which the Borrower proposes to take with respect thereto;

(f)    to the extent any of the following is reasonably expected to result in material liability to a Loan Party: (i) promptly and in any event within five (5) Business Days after any Loan Party becomes aware that any Termination Event has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Loan Party or ERISA Affiliate thereof proposes to take with respect thereto, (ii) promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party (or with respect to receipt by any other ERISA Affiliate, within five Business Days after a Loan Party becomes aware of the receipt by the ERISA Affiliate), from the PBGC or Multiemployer

Plan, copies of each notice received by such Loan Party or ERISA Affiliate thereof of any notice relating to a Title IV Plan or Multiemployer Plan, (iii) promptly and in any event within five (5) Business Days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Title IV Plan, and (iv) promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party (or with respect to receipt by any other ERISA Affiliate, within five Business Days after a Loan Party becomes aware of the receipt by the ERISA Affiliate), from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by such Loan Party or ERISA Affiliates thereof concerning the imposition or amount of withdrawal liability under ERISA or indicating that such Multiemployer Plan may enter Reorganization status or become insolvent;

(g)    promptly after the commencement thereof, but in any event not later than five (5) Business Days after service of process with respect thereto, or the obtaining of knowledge by the Borrower, notice of each action, suit or proceeding before any court or Governmental Authority or other regulatory body or any arbitrator which could reasonably be expected to have a Material Adverse Effect; and

(h)    promptly such additional financial and other information relating to the Borrower and its Subsidiaries as the Agent or any Lender may from time to time reasonably request.

5.3    Payment of Obligations. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or such Restricted Subsidiary, as applicable.

5.4    Conduct of Business and Maintenance of Existence. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) continue to engage in business of the same general type as conducted by the Borrower and its Restricted Subsidiaries as of the Closing Date or as otherwise permitted by Section 6.12, (b) preserve, renew and keep in full force and effect its corporate or other legal existence, as applicable, except as permitted by Section 6.4 and 6.5, (c) maintain all material rights, registrations, licenses, privileges and franchises necessary in the normal conduct of its business and (d) comply with all Contractual Obligations and Requirements of Law except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect, such compliance to include paying all lawful claims which if unpaid might become a Lien upon any material portion of its properties except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or such Restricted Subsidiary, as applicable, and only so long as no such Lien has been imposed on any material portion of its properties.

5.5    Maintenance of Property; Insurance.

(a)    The Borrower shall, and shall cause each other Loan Party to, keep all property necessary to its business in good working order and condition (ordinary wear and tear and casualty excepted).

(b)    The Borrower shall, and shall cause each other Loan Party to, maintain, with financially sound and reputable insurance companies or associations or through self-insurance, insurance on such of its property in at least such amounts and against such risks as are usually insured against in the same general area by companies similar in size and engaged in the same or a similar business, and furnish to the Agent, upon request, full information as to the insurance carried. Upon request by the Agent, the Borrower shall deliver to the Agent insurance certificates certified by the Borrower’s insurance brokers, as to the existence and effectiveness of each policy of insurance and evidence of payment of all premiums then due and payable therefor.

5.6    Inspection of Property; Books and Records; Discussions. The Borrower shall, and shall cause each Restricted Subsidiary to, keep proper books of records and account in which entries that are true and correct in all material respects and are in conformity with GAAP shall be made; and upon reasonable notice and at such reasonable times during usual business hours, permit representatives of the Agent and the Lenders to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and to discuss the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers of the Borrower and its Restricted Subsidiaries and with its accountants (but not so as to materially interfere with the business of Borrower or its Subsidiaries) and in all cases subject to applicable law, Section 9.15 and the terms of applicable confidentiality agreements; provided, that none of the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (z) that is subject to attorney-client or similar privilege or constitutes attorney work product.

5.7    Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credit as set forth in Section 3.14, and not for the purchasing or carrying of any Margin Stock. If requested by the Agent, the Borrower will furnish to the Agent a statement to the foregoing effect in conformity with the requirements of Form U-1 referred to in Regulation U. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.8    Hedging Obligations. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, incur any Hedging Obligation, except that the Borrower or any Restricted Subsidiary may enter into any Hedging Obligation that (i) is of a non-speculative nature, or (ii) is for the purpose of hedging the Borrower’s or such Restricted Subsidiary’s reasonably estimated interest rate, currency or commodity prices exposure.

5.9    Anti-Corruption Laws. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

5.10    [Reserved].

5.11    Environmental Laws. The Borrower shall, and shall cause each Restricted Subsidiary to:

(a)    comply with, and take reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, except for such noncompliance or failure to obtain as would not reasonably be expected to have a Material Adverse Effect; and

(b)    conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under applicable Environmental Laws relating to real property owned, leased or occupied by the Borrower or any Restricted Subsidiary, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect.

5.12    Covenants Regarding Subsidiaries.

(a)    The Borrower will cause each of its wholly-owned Domestic Subsidiaries that is a Significant Subsidiary hereafter formed or acquired, or any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary (to the extent it is a wholly-owned Domestic Subsidiary that is a Significant Subsidiary) to execute and deliver to the Agent, no later than thirty (30) days after the formation or acquisition thereof (or such longer period as may be reasonably acceptable to the Agent), a joinder to the Guarantee Agreement substantially in the form attached thereto and, in connection therewith, cause to be delivered to the Agent the following, in each case in form and substance acceptable to the Agent, (A) a favorable written opinion of counsel reasonably satisfactory to the Agent as to such matters relating thereto as the Agent may reasonably request, (B) certified copies of the Organic Documents of such Subsidiary, along with appropriate resolutions and an incumbency certificate of such Subsidiary and (C) such other agreements, instruments, approvals or other documents as the Agent may reasonably request with respect thereto. The Borrower may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor by executing and/or delivering to the Agent each of the deliverables required in the preceding sentence, including but not limited to deliverables of the type referred to in Section 4.1(m).

(b)    With respect to each direct, wholly-owned Foreign Subsidiary of a Loan Party that is a Controlled Foreign Corporation and a Significant Subsidiary (each, an “Applicable

Foreign Subsidiary”), the Borrower shall take all actions reasonably requested by the Agent to grant to the Agent a perfected Lien on 65% of each class of the Capital Stock of such Subsidiary entitled to vote (within the meaning of Treas. Reg. Sec. 1.956-2(c)(2)) and 100% of each class of the Capital Stock of such Subsidiary not entitled to vote (within the meaning of Treas. Reg. Sec. 1.956-2(c)(2)) of such Foreign Subsidiary and, in connection therewith, if requested by the Agent, deliver to the Agent applicable authorization documents, pledge agreement and an opinion of foreign counsel in form and substance, and from a firm of attorneys, reasonably acceptable to the Agent. Notwithstanding the foregoing, with respect to the Applicable Foreign Subsidiaries in existence on the Closing Date, Borrower need only comply with this Section 5.12(b) as to j2 Global® Holdings Limited, and such compliance shall be subject to Section 5.15.

(c)    Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the foregoing provisions of this Section 5.12 shall not require the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, Capital Stock of Foreign Subsidiaries, or the provision of guarantees by any Domestic Subsidiary, if and for so long as the Agent, in consultation with the Borrower, reasonably determines that the cost of creating or perfecting such pledges or security interests in such Capital Stock, or obtaining such legal opinions or other deliverables in respect of such Capital Stock, or providing such guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

5.13    Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay or discharge all tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings that stay the enforcement of such claim and the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to pay such liabilities could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.14    Designation of Restricted and Unrestricted Subsidiaries.

The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Total Leverage Ratio of the Borrower on a pro forma basis, as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.1(a), would not exceed 3.00 to 1.00, and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Agent a certificate setting forth in reasonable detail the calculations demonstrating compliance with such ratio and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is at such time a “Restricted Subsidiary” for purposes of any Material Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiaries’, as applicable, investments therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiaries’, as applicable, investment in such Subsidiary.

5.15    Certain Post-Closing Obligations. As promptly as practicable, but in any event, within the respective time periods referred to below, the Borrower shall:

(a)    within 90 days after the Closing Date (as such period of time may be extended at the Agent’s discretion), deliver to the Agent such agreements, documents and instruments as the Agent may request, in each case in form and substance acceptable to the Agent, to evidence the pledge to the Agent of 65% of each class of the Capital Stock entitled to vote (and all of the non-voting stock, if any) of j2 Global® Holdings Limited, including but not limited to delivery of a pledge agreement, and the taking of perfection steps, under Irish law.

SECTION 6.    NEGATIVE COVENANTS

The Borrower hereby agrees that from and after the Closing Date, so long as any Loan remains outstanding and unpaid, any Letter of Credit remains outstanding, any Commitment remains in effect or any other Obligation is outstanding (other than any contingent indemnification obligations under which there is no outstanding claim):

6.1    Financial Condition Covenants. The Borrower shall not:

(a)    Total Leverage Ratio of the Borrower. Permit the Total Leverage Ratio of the Borrower and its Restricted Subsidiaries, on a consolidated basis, as of the last day of any fiscal quarter for the four fiscal quarter period then ended, beginning with the fiscal quarter ending March 31, 2019, to be greater than 3.00:1.00.

(b)    Minimum EBITDA of the Borrower. Permit EBITDA of the Borrower and its Restricted Subsidiaries, on a consolidated basis, for any single fiscal quarter of the Borrower, beginning with the fiscal quarter ending March 31, 2019, to be less than $50,000,000.

(c)    Total Leverage Ratio of the Parent. Permit the Total Leverage Ratio of the Parent and its Restricted Subsidiaries, on a consolidated basis, as of the last day of any fiscal quarter for the four fiscal quarter period then ended, beginning with the fiscal quarter ending March 31, 2019, to be greater than 3.25:1.00.

6.2    Limitation on Indebtedness. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, issue, incur, assume or suffer to exist any Indebtedness except for:

(a)    Indebtedness created hereunder and under the other Loan Documents, and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (a);

(b)    Indebtedness existing on the Closing Date and set forth in Schedule 6.2 and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b);

(c)    Capitalized Lease Obligations and other Indebtedness secured by any purchase money Lien incurred in connection with the acquisition by the Borrower or any Restricted Subsidiary of equipment or other fixed assets, in an aggregate principal amount not exceeding $15,000,000 outstanding at any time, and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (c);

(d)    Guarantees of Indebtedness of the Borrower or any other Restricted Subsidiary, which Indebtedness is otherwise permitted to be incurred under this Section 6.2, and all to the extent permitted by Section 6.7;

(e)    Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Restricted Subsidiary that is not a Loan Party to the Borrower or any other Restricted Subsidiary to the extent permitted by Section 6.7 and (iii) any Loan Party to any Restricted Subsidiary that is not a Loan Party; provided that all such Indebtedness permitted under this subclause (iii) shall be subordinated to the Obligations of the issuer of such Indebtedness;

(f)    Indebtedness of Foreign Subsidiaries incurred on or after the Closing Date in an aggregate principal amount not to exceed $10,000,000;

(g)    the Senior Notes and any Permitted Refinancing Indebtedness in respect thereof (and, in each case, any guarantees thereof by the Guarantors);

(h)    Indebtedness of the Borrower or any Restricted Subsidiary to the seller of any business or assets permitted to be acquired by the Borrower or any Restricted Subsidiary under this Agreement constituting a portion of the purchase price therefor in an aggregate amount not exceeding $20,000,000 at any time outstanding;

(i)    any Hedging Obligation that (i) is of a non-speculative nature and (ii) is for the purpose of hedging the Borrower’s or such Restricted Subsidiary’s interest rate, currency exposure or commodity exposure, in each case in the ordinary course of business;

(j)    (i) Indebtedness in respect of letters of credit (including trade letters of credit, but excluding any Letter of Credit issued under this Agreement), bank guarantees or similar instruments issued or incurred in the ordinary course of business; and (ii) Indebtedness consisting of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(k)    Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business and in each case not in connection with Indebtedness for money borrowed;

(l)    Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under Section 7.1(i);

(m)    Cash Management Obligations and other Indebtedness in respect of card obligations, netting services, overdraft protections and similar cash management arrangements, in each case in the ordinary course of business;

(n)    Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)    Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Capital Stock of the Borrower to the extent permitted by Section 6.6;

(p)    Indebtedness in the form of earn-outs or customary working capital adjustments in connection with Permitted Acquisitions;

(q)    (i) Indebtedness of a Person acquired in a Permitted Acquisition existing at the time such Person becomes a Restricted Subsidiary and not created in contemplation thereof (provided that, after giving effect to the acquisition of such Person, on a pro forma basis, no Default or Event of Default shall have occurred and be continuing or would arise after giving effect thereto) and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (q); provided that the aggregate principal amount of Indebtedness incurred under this clause (q) shall not exceed $30,000,000;

(r)    other Indebtedness of the Borrower and its Restricted Subsidiaries; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (r) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (r) at such time (including such Indebtedness) would not exceed $15,000,000; and

(s)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a)  through (r) above.

6.3    Limitation on Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)    Liens created hereunder or under any of the other Loan Documents;

(b)    any Lien on any property of the Borrower or any Restricted Subsidiary existing on the Closing Date and set forth in Schedule 6.3 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other property of the Borrower or any Restricted Subsidiary other than (A) improvements and after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.2, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;

(c)    rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(d)    Liens on assets of a Restricted Subsidiary which is not a Loan Party securing Indebtedness of such Restricted Subsidiary permitted by Section 6.2;

(e)    Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions permitted by Section 6.7 or (ii) consisting of an agreement to dispose of any property in an Asset Disposition permitted under Section 6.5, including customary rights and restrictions contained in such agreements;

(f)    Liens for taxes, assessments, fees and other charges of any Governmental Authority that are not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or a Restricted Subsidiary, as applicable, in conformity with GAAP;

(g)    Liens created by operation of law not securing the payment of Indebtedness for money borrowed or guaranteed, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, shippers’, laborers’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than forty-five (45) days and, if overdue, for which adequate reserves have been posted under GAAP;

(h)    pledges or deposits in connection with payroll taxes, workers’ compensation, unemployment insurance and other social security legislation;

(i)    pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(j)    Liens created by or resulting from litigation or legal proceedings in the ordinary course of business or in respect of judgments, decrees, attachments or awards that, in each case, do not constitute an Event of Default under Section 7.1(i);

(k)    easements, rights-of-way, restrictions, zoning and other similar encumbrances on real property incurred in the ordinary course of business which, in the aggregate, are not likely to cause a Material Adverse Effect;

(l)    Liens securing Indebtedness permitted by Section 6.2(c); provided that no such Lien covers any property other than the property subject to such Capitalized Lease Obligation, or acquired in connection with the incurrence of such Indebtedness, as applicable, and the proceeds thereof; provided further that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(m)    precautionary Liens filed by equipment lessors pursuant to operating leases of the Borrower and the Restricted Subsidiaries; provided that no such Lien covers any property other than the property subject to such lease;

(n)    leases, licenses, subleases or sublicenses granted to others, including in respect of intellectual property, in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Restricted Subsidiary or (ii) secure any Indebtedness;

(o)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(p)    Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(q)    Liens on any property of (i) any Loan Party in favor of any other Loan Party and (ii) any Restricted Subsidiary that is not a Loan Party in favor of the Borrower or any other Restricted Subsidiary;

(r)    Liens arising from any interest of a lessor under any real property lease or sublease agreement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business; and

(s)    Liens not otherwise permitted by this Section 6.2, provided that a Lien shall be permitted to be incurred pursuant to this clause (s) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (s) would not exceed $10,000,000.

6.4    Limitation on Fundamental Changes. The Borrower shall not, and shall not permit any Restricted Subsidiary to, (a) make any amendment to its Organic Documents in a manner that could reasonably be expected to be materially adverse to the Agent or the Lenders; or (b) enter into any merger, consolidation or amalgamation, or liquidate or dissolve itself (or suffer any liquidation or dissolution) except (i) any merger, consolidation or amalgamation, of a Restricted Subsidiary that is a Loan Party into the Borrower, with the Borrower being the survivor thereof, or between or among the Restricted Subsidiaries, provided that if such transaction involves a Loan Party, then a Loan Party is the survivor thereof, (ii) any merger in connection with a Permitted Acquisition, so long as a Loan Party is the survivor thereof and, if such merger, consolidation or other transaction involves the Borrower, the Borrower is the survivor thereof and (iii) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; or (c) convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets to any Person other than the Borrower or a Restricted Subsidiary of the Borrower (or, in the case of a Restricted Subsidiary that is a Loan Party, to any Person other than another Loan Party).

6.5    Limitation on Sale of Assets. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless (i) such Asset Disposition is for fair market value, (ii) no Default or Event of Default has occurred and is continuing or would result from such Asset Disposition, (iii) at least 75% of the consideration for such Asset Disposition is consists of cash or Cash Equivalents and (iv) the consideration for such Asset Disposition, when aggregated with the consideration for all previous Asset Dispositions during the same fiscal year, does not exceed $10,000,000.

6.6    Limitation on Restricted Payments. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, (a) if a corporation, declare or pay any dividend on (other than dividends payable solely in Capital Stock of the Borrower or its Restricted Subsidiaries), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or its Restricted Subsidiaries or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, (b) if a partnership, limited liability company or other entity, make any distribution (other than distributions payable solely in Capital Stock of the Borrower or its Restricted Subsidiaries) with respect to the ownership interests therein, or (c) make any payments (whether of principal, interest or otherwise) on Indebtedness that is subordinated to the Obligations (“Junior Obligations”), or in any case set forth in the foregoing clauses (a), (b) or (c), any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Restricted Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasance, retirements, acquisitions and distributions being herein called “Restricted Payments”); provided, however, that

(i)    the Restricted Subsidiaries may make Restricted Payments to the Borrower or to another Domestic Subsidiary that is a Loan Party;

(ii)    for so long as the Borrower is treated as a partnership or disregarded entity for United States federal income tax purposes, Borrower may make cash distributions to Parent in amounts not in excess of the amount of income taxes payable by the Parent as a result of its ownership of the Borrower;

(iii)    the Borrower may make cash distributions to Parent to pay (i) customary salary, bonus and other benefits payable to employees, directors, officers and managers of Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries and (ii) general corporate operating and overhead costs and expenses of Parent to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(iv)    the Borrower may make payments on Junior Obligations to the extent permitted by the subordination agreement executed in favor of the Agent with respect thereto; and

(v)    the Borrower may make additional Restricted Payments not referred to in clauses (i), (ii), (iii) or (iv) above; provided that (x) at the time of the making of any such Restricted Payment (and after giving effect thereto) no Default or Event of Default shall have occurred and be continuing, (y) Borrower shall be in compliance with the financial covenants set forth in Section 6.1, calculated on a pro forma basis after giving effect to such Restricted Payment and (z) the Borrower has at least $25,000,000 in cash and Cash Equivalents on its balance sheet after giving effect to such Restricted Payment.

6.7    Limitation on Acquisitions, Investments, Loans and Advances. The Borrower shall not, and shall not permit any Restricted Subsidiary to, consummate any Acquisition, make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (any of the foregoing, an “investment”), any Person, except:

(a)    Cash Equivalents;

(b)    extensions of trade credit made in the ordinary course of business;

(c)    investments in its Subsidiaries, but Domestic Subsidiaries and Foreign Subsidiaries are, in each case subject to Section 5.12, as applicable;

(d)    investments existing on the Closing Date and set forth on Schedule 6.7 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original investment is not increased except by the terms of such investment or as otherwise permitted by this Section 6.7;

(e)    payroll, travel and other loans or advances to, or guarantees issued to support the obligations of, officers and employees of the Borrower or any Restricted Subsidiary, in each case in the ordinary course of business, not in excess of $1,000,000 outstanding at any time;

(f)    investments consisting of non-exclusive licensing of intellectual property to other Persons in the ordinary course of business;

(g)    any Hedging Agreement permitted under this Agreement;

(h)    investments received in connection with the bankruptcy, reorganization or liquidation of, or the settlement of delinquent accounts or disputes with, any customers, suppliers, vendors or other account debtors, in each case in the ordinary course of business of the Borrower or its Restricted Subsidiaries;

(i)    Permitted Acquisitions; and

(j)    other investments in an aggregate amount not exceeding $5,000,000 during the term of this Agreement.

6.8    Transactions with Affiliates. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service or the payment of any management or consulting fees, with or to any of the Borrower’s Affiliates, except for transactions in the ordinary course of the Borrower’s or such Restricted Subsidiary’s business that are upon terms not materially less favorable to the Borrower or such Restricted Subsidiary, than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, provided, however, that nothing in this Section 6.8 shall prohibit (a) transactions between or among the Borrower and its Restricted Subsidiaries and any entity that becomes a Restricted Subsidiary provided that such transaction does not involve any other Affiliate; (b) any employment agreement, consulting agreement, severance agreement, employee benefit plan, compensation arrangement, equity incentive agreement, officer or director indemnification agreement or any similar arrangement entered into by, or policy of, the Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary in the ordinary course of business and payments pursuant thereto; (c) payment of reasonable fees and reasonable compensation to, provision of customary benefits to and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary; (d) loans and advances to officers, directors, consultants and employees of the Borrower, any of its direct or indirect parent companies, or any Restricted Subsidiary for travel, entertainment, moving, other relocation and similar expenses, in each case made in the ordinary course of business; (e) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement; (f) the existence of, and the performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which, in the case of any of the foregoing pertaining to non-wholly owned Restricted Subsidiaries, is set forth on Schedule 6.8, and similar agreements that it may enter into thereafter, provided that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.8(f) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of the Borrower) than any of such documents and agreements as in effect on the Closing Date; or (g) transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrower and its Restricted Subsidiaries .

6.9    Fiscal Year. The Borrower shall not permit the fiscal year of the Borrower or any Subsidiary to end on a day other than December 31.

6.10    Prohibitions on Certain Agreements, Modifications to Certain Agreements (a). The Borrower shall not, nor shall it permit any Restricted Subsidiary to, enter into or permit to exist any indenture, agreement, instrument or other arrangement, other than the Loan Documents and the Senior Notes, that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of indebtedness, the granting of Liens (except with respect to Capitalized Lease Obligations and Indebtedness permitted by Section 6.2(c), and then only with respect to the property encumbered thereby), or the declaration or payment of dividends, the making of loans, advances or investments or the sale, assignment, transfer or other disposition of Property (except with respect to Capitalized Lease Obligations and Indebtedness permitted by Section 6.2(c), and then only with respect to the property encumbered thereby), or which imposes any financial covenants on the Borrower or any Restricted Subsidiary; provided that the foregoing shall not apply to any arrangement which (i) exist on the date hereof and (to the extent not otherwise permitted by this Section 6.10) are listed in Schedule 6.10, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such arrangement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (iii) represent or arise in connection with Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 6.2, (iv) arise in connection with any Asset Disposition permitted by Section 6.5, (v) are provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.7 and applicable solely to such joint venture, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.2 but solely to the extent any negative pledge relates to the property financed by or secured by such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Obligations) or that expressly permits Liens for the benefit of the Agent and the Lenders with respect to the credit facility established hereunder and the Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise not prohibited hereby so long as such restrictions may relate to the assets subject thereto, (viii) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business, (ix) arise in connection with cash or other deposits permitted under Section 6.3 or are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (x) are existing under or by reason of applicable law or any applicable rule, regulation or order and (xi) are restrictions in any one or more agreements governing Indebtedness entered into after the Closing Date that contain encumbrances and other restrictions that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to the Borrower or any Restricted Subsidiary than those encumbrances and other restrictions that are in effect on the Closing Date pursuant to agreements and instruments in effect on the Closing Date or, if applicable, on the date on which such Restricted Subsidiary became a Restricted Subsidiary pursuant to agreements and instruments in effect on such date.

6.11    Sale-Leaseback Transactions. The Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise transfer any of its properties, rights or assets (whether now owned or hereafter acquired) to any Person and thereafter directly or indirectly lease back the same or similar property unless (1) the Borrower or the Restricted Subsidiary would be entitled to (i) incur Indebtedness in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction pursuant to Section 6.2 and (ii) create a Lien on such property or asset securing such Attributable Debt pursuant to Section 6.3, in which case, the corresponding Indebtedness and Lien will be deemed incurred pursuant to those provisions, and (2) the Borrower complies with Section 6.5 in respect of such transaction.

6.12    Line of Business. Neither the Borrower nor any of its Restricted Subsidiaries shall engage in any business other than the types of businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date, and any business reasonably related, incidental, complementary or ancillary thereto or any business that is a reasonable extension, development or expansion thereof.

6.13    Anti-Terrorism Laws. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly knowingly (a) enter into any Contractual Obligation with any Person listed on the OFAC Lists; (b) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (c) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law; or (d) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

SECTION 7.    EVENTS OF DEFAULT

7.1    Events of Default.

If any of the following events shall occur and be continuing:

(a)    The Borrower shall fail to pay (i) any principal of any Loan when due, (ii) any interest on any Loan within three (3) Business Days after the date when due or (iii) any other amount payable hereunder or under any Loan Document within five (5) Business Days after any such other amount becomes due; or

(b)    Any representation or warranty made by any Loan Party herein or in any other Loan Document, as applicable, or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made (except to the extent already qualified by materiality, in which case, it shall prove to have been incorrect in any respect); or

(c)    The Borrower shall default in the observance or performance of any agreement contained in Sections 5.1, 5.2(a) or (f), 5.4(b), 5.6 or 5.7, or any provision of Section 6; or

(d)    Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or the other Loan Documents (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) notice thereof from the Agent to the Borrower and (ii) actual knowledge thereof by such Loan Party; or

(e)    Any material provision of any Loan Document shall at any time for any reason be declared null and void, or the validity or enforceability of any material provision of any Loan Document shall at any time be contested by any Loan Party or any other party thereto (other than the Agent) in writing, or a proceeding shall be commenced by any Loan Party or such other party, or by any Governmental Authority or other Person having jurisdiction over any Loan Party or such other party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party or any such other party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document or any Loan Document shall cease to be in full force and effect; or

(f)    Any Loan Party or the Parent shall (A) default in any payment of principal or interest, regardless of the amount, due in respect of any Material Indebtedness, in any case without regard to any period of grace provided in the instrument or agreement under which such Indebtedness was created, whether or not such default has been waived by the holders of such Indebtedness; or (B) default in the observance or performance of any other material agreement or condition relating to any such Indebtedness referred to in clause (A) of this Section 7.1(f) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Indebtedness to be required to be defeased or purchased; or

(g)    (i) Parent, the Borrower or any of the Significant Subsidiaries of the Borrower shall commence any voluntary case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Parent, the Borrower or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Parent, the Borrower or any of its Significant Subsidiaries any involuntary case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment and (B) remains undismissed, undischarged, unstayed or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Parent, the Borrower or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Parent, the Borrower or any of its Significant Subsidiaries shall take any action in writing in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Parent, the Borrower or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due or there shall be a general assignment for the benefit of creditors; or

(h)    Except as could not reasonably be expected to and does not result in a Material Adverse Effect (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Title IV Plan, (ii) any failure of a Title IV Plan to satisfy the applicable minimum funding standard (as defined in Section 412 of the Code), (iii) any Termination Event shall occur, (iv) any Title IV Plan shall terminate, or (v) the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate thereof could reasonably be expected to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or

(i)    One or more judgments or decrees shall be entered against one or more of the Borrower or its Restricted Subsidiaries involving in the aggregate a liability (to the extent not paid or fully covered by insurance under which the insurer has been notified of the potential claim and has not denied coverage) of $35,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof or in any event five (5) days before the date of any sale pursuant to such judgment or decree; or any non-monetary judgment or order shall be entered against the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect and either (i) enforcement proceedings shall have been commenced by any Person upon such judgment which has not been stayed pending appeal or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)    A Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above, automatically each Commitment and the commitment to issue Letters of Credit shall immediately terminate and the Loans made to the Borrower hereunder (with accrued interest thereon) and all other Obligations shall immediately become due and payable and, to the extent any Letters of Credit are then outstanding, the Borrower shall make a Cash Collateral Deposit, to be held by the Agent, for the benefit of the Issuing Bank, as collateral for reimbursement with respect to outstanding Letters of Credit, in the amount equal to the aggregate Letter of Credit Amount of such Letters of Credit and (B) if such event is any other Event of Default, with the consent of the Required Lenders the Agent may, or upon the request of the Required Lenders the Agent shall, take any or all of the following actions: (i) by written notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments and the commitment to issue Letters of Credit to be terminated forthwith, whereupon the Commitments and the commitment to issue Letters of Credit shall immediately terminate; and (ii) by written notice to the Borrower, declare the Loans (with accrued interest thereon) and all other Obligations under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon (x) the same shall immediately become due and payable and (y) to the extent any Letters of Credit are then outstanding, the Borrower shall make a Cash Collateral Deposit, to be held by the Agent, for the benefit of the Lenders as collateral for reimbursement with respect to outstanding Letters of Credit, in an amount equal to the aggregate Letter of Credit Amount of the Letters of Credit outstanding. In all cases, the Agent may enforce any or all of the Liens and other rights and remedies created pursuant to any Loan Document or available at law or in equity. For purposes of clauses (A) and (B) of this paragraph of this Section 7, “Loan Documents” shall not include any Lender Hedging Agreement and “Obligations” shall not include obligations pursuant to any Lender Hedging Agreement. Presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

7.2    Application of Payments and Proceeds. Upon the occurrence and during the continuance of an Event of Default and after the acceleration of the principal amount of any of the Loans, all payments and proceeds in respect of any of the Obligations received by the Agent or any Lender under any Loan Document shall be applied as follows:

first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to the Agent with respect to this Agreement or the other Loan Documents;

second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender, the Issuing Bank or the Swing Line Lender with respect to this Agreement or the other Loan Documents;

third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);

fourth, to the principal amount of the Obligations, including to make Cash Collateral Deposits to secure existing obligations with respect to Letters of Credit in compliance with Section 2.19(h), and to the Obligations owing to any counterparty in respect of any Lender Hedging Agreement;

fifth, to any other Obligations owing to the Agent, the Issuing Bank, the Swing Line Lender or any Lender under the Loan Documents; and

sixth, to the Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (b) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth in this Section.

SECTION 8.    THE AGENT

8.1    Appointment. Each Lender and the Issuing Bank hereby irrevocably designates and appoints MUB, as Agent for such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes MUB, as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent in such capacity. The provisions of this Section are solely for the benefit of the Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

8.2    Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3    Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct as determined by the final non-appealable judgment of a court of competent jurisdiction) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any other Loan Party, or any other party to the Loan Documents, or any officer thereof, contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower, any other Loan Party, or any other party to the Loan Documents to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower, any other Loan Party, or any other party to the Loan Documents.

8.4    Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice (including any telephonic notice), consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), the independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note or the holder of any Loan, as set forth in the Register, as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense (except those incurred solely as a result of the Agent’s gross negligence or willful misconduct as determined by the final non-appealable judgment of a court of competent jurisdiction) which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all Lenders, as may be required, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5    Notice of Default. Neither the Agent nor any Lender shall be deemed to have knowledge or notice of the occurrence of any Default hereunder unless such Person has received notice from the Agent, a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. In the event that the Agent or any Lender receives such a notice, the Agent or such Lender, as the case may be, shall give notice thereof to the Agent and the Lenders. The Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders or all Lenders as appropriate; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders or as the Agent shall believe necessary to protect the Agent and the Lenders’ interests.

8.6    Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that none of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party, or any other party to the Loan Documents, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower, the other Loan Parties, and any other party to the Loan Documents and made its own decision to make its Loans, participate in Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the other Loan Parties, and any other party to the Loan Documents. The Agent agrees to promptly furnish to each Lender a copy of all notices, reports and other documents received by it from the Borrower pursuant to the terms hereof; provided that the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, any other Loan Party, or any other party to the Loan Documents which may otherwise come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates except such as may come into the possession of the employees of Agent then having the responsibility for the administration of this Agreement.

8.7    Indemnification. The Lenders hereby indemnify the Agent, the Issuing Bank and the Swing Line Lender in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, the allocated cost of internal counsel), expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent, the Issuing Bank and the Swing Line Lender in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent, the Issuing Bank or Swing Line Lender under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence or willful misconduct of the Agent, the Issuing Bank or the Swing Line Lender, as determined by the final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Agreement, the Commitments and the expiration of the Letters of Credit and the payment of all Obligations.

8.8    Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, the other Loan Parties and any other party to the Loan Documents as though the Agent were not the Agent hereunder and under the other Loan Documents. With respect to the Agent, the Loans made by the Agent, the Letters of Credit participated in by the Agent and any Notes issued to the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and the Agent may exercise the same as though it were not the Agent and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

8.9    Successor Agent. The Agent may resign as Agent upon thirty (30) days’ notice to the Lenders, the Issuing Bank and the Borrower. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint (with the approval of the Borrower, such approval not to be unreasonably withheld or delayed and not to be required if an Event of Default shall have occurred and be continuing) from among the Lenders a successor agent for the Lenders and the Issuing Bank, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of any of the Obligations. Notice of such appointment shall be given by such successor agent to the Borrower, the Issuing Bank and each Lender. Whether or not a successor has been appointed, such resignation shall nonetheless become effective in accordance with such notice on such thirtieth (30th) day. After any retiring Agent’s resignation as Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent, under this Agreement and the other Loan Documents.

8.10    Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or any similar debtor relief law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent.

SECTION 9.    MISCELLANEOUS

9.1    Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. With the prior written consent of the Required Lenders, the Borrower may, from time to time, enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purposes of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders, the Borrower or any other Loan Party hereunder or thereunder or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall: (a) reduce the amount or extend the maturity of any Loan, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount or extend the time of payment of any fee, indemnity or reimbursement payable to any Lender hereunder, or increase any Commitment, in each case without the written consent of the Lender affected thereby; or (b) (i) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in or otherwise modify the definition of Required Lenders, or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents (except in connection with a transaction permitted hereby); or (ii) release any Loan Party from any liability under its respective Loan Documents (except in connection with a transaction permitted hereby); or (iii) [Reserved]; or (iv) amend, modify or waive, directly or indirectly, any of the provisions of Section 2.1(e) (the first sentence), 2.10 or 7.2; or (v) amend, modify or waive any provision of this Agreement requiring the consent or approval of all Lenders, in each case without the written consent of all the Lenders; or (c) amend, modify or waive any provision of Section 8 without the written consent of the Agent; (d) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the written consent of the Swing Line Lender; (e) amend, modify or waive any Loan Document so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Hedging Agreements or the definition of “Hedging Agreement,” “Hedging Obligations,” or “Obligations,” in each case in a manner adverse to any Eligible Counterparty with Obligations then outstanding without the written consent of any such Eligible Counterparty, or (f) (i) extend the stated expiration date of any Letter of Credit beyond the date set forth in the definition of the Revolving Loan Commitment Expiration Date without the written consent of each Lender holding a Revolving Loan Commitment that is affected thereby; (ii) reduce any reimbursement obligation in respect of any Letter of Credit without the written consent of each Lender holding a Revolving Loan Commitment; and (iii) amend, modify, terminate or waive any obligation of the Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.19 without the written consent of the Agent and the Issuing Bank. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Loan Parties, the Lenders, the Agent, and all permitted successors and assigns of the Lenders and the Agent. Notwithstanding the foregoing (i) any amendment, restatement or other modification to the Fee Letter shall require the consent of the Agent and the Borrower only and (ii) the Agent and the Borrower may, with the consent of the other but without the consent of any other Person, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical or technical error, omission, mistake, defect or inconsistency.

9.2    Notices. (a) All notices, requests and demands or other communications to or upon the respective parties hereto to be effective shall be in writing unless otherwise expressly provided herein (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three (3) days after being deposited in the United States mail, certified and postage prepaid and return receipt requested, or, in the case of telecopy notice, when received, in each case addressed to the parties at their addresses as set forth on the signature pages hereof or to such other address as may be hereafter notified by the respective parties hereto; provided that any notice, request or demand to or upon the Agent pursuant to Section 2.1, 2.3, 2.4, 2.5 or 2.19 shall not be effective until received.

(a)    The Agent shall be entitled to rely and act upon telephonic notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, (ii) such notices are found not to have been authorized by the Borrower or (iii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower hereby indemnifies the Agent from all losses, costs, expenses and liabilities resulting from the reliance by the Agent on any such notice.

(b)    Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Agent. The Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. For the avoidance of doubt, notices delivered by the Borrower to the Agent pursuant to Sections 2.1(d), 2.21(d), 2.23(d) and 2.5 hereof, may be made by electronic mail and need not include an executed signature; provided that such electronic notice shall be in a form acceptable to the Agent and from an officer of the Borrower covered by an incumbency certificate previously or concurrently delivered to the Agent. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    The Borrower agree that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications (as defined below) on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any agent or affiliate thereof (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Agent’s transmission of communications through Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

9.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4    Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

9.5    Payment of Expenses; Indemnification.

(a)    The Borrower agrees, whether or not the transactions contemplated hereby are consummated, (a) to pay or reimburse the Agent and each Lender for all its reasonable and documented costs and out-of-pocket expenses (limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel (and, if necessary, one local counsel in each applicable jurisdiction and any reasonably necessary regulatory counsel)) incurred in connection with the syndication of the Loans and Commitments, the preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including the transactions to occur on the Closing Date), including reasonable due diligence expenses and as to any amendment, supplement or modification to this Agreement or any other Loan Document and the administration of the transactions contemplated thereby, including in connection with any proceeding or negotiation of the type referred to in clause (b) below, regardless of whether an Event of Default or Default has occurred and is continuing, (b) after the occurrence and during the continuance of a Default, to pay or reimburse the Agent and the Lenders for all of their reasonable and documented costs and out-of-pocket expenses (limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel (and, if necessary, one local counsel in each applicable jurisdiction, any reasonably necessary regulatory counsel and one additional counsel for each group of similarly affected Persons in the event of a conflict of interest)) incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents or in connection with any refinancing or restructuring of the Loans or Letters of Credit provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceeding, and (c) to indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes (other than Excluded Taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents.

(b)    The Borrower and its Subsidiaries shall indemnify the Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each group of similarly affected Indemnitees in the event of a conflict of interest)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent and its Related Parties only, the syndication or administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom, (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors and regardless of whether any Indemnitee is a party thereto or (iv) the presence of contamination on any of the properties of the Borrower and its Subsidiaries, any Hazardous Substances migrating from such properties, and any violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Loan Parties; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the bad faith, gross negligence or willful misconduct of such

Indemnitee or any of its Related Parties or (ii) the material breach of this Agreement or any other Loan Document by such Indemnitee or any of its Related Parties or (y) resulted from any dispute solely among Indemnitees (other than any dispute involving claims against the Agent in its capacity as such) and not arising out of any act or omission of the Borrower or any of its Affiliates.

(c)    The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Letters of Credit and the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

9.6    Successors and Assigns; Participations.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower and no other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.6(b), (ii) by way of participation in accordance with Section 9.6(d), or (iii) by way of pledge or assignment of a security interest subject to Section 9.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, each such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it, or assignments to related Approved Funds that equal at least the amount specified in Section 9.6(b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in Section 9.6(b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.6(b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (I) an Event of Default has occurred and is continuing at the time of such assignment, or (II) such assignment is to a Lender, an Affiliate of a Lender, or an Approved Fund; provided, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof;

(B)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)     the consent of the Issuing Bank and the Swing Line Lender shall be required for any assignment in respect of the Revolving Loan Commitments and Revolving Loans.

(iv)    Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with all forms, certificates or other evidence each assignee is required to provide pursuant to Section 2.16(e) and a processing and recordation fee of $3,500; provided, the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Bank, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to Section 9.6(c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16, and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section but otherwise complies with Section 9.6(d) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.6(d).

(c)    Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its offices, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans) are registered obligations, and the right, title and interest of the Lender and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof such be effective until recorded therein. This Section 9.6(c) shall be construed so that the Loans are at all times maintained in “registered form” within the meanings of Section 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person, any Borrower, any Affiliate of any Borrower or Subsidiary of any Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.6(b) with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.1(b) or 9.1(c) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided, such Participant agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under Section 9.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender. Each Lender that sells a participation pursuant to this Section shall maintain a register on which it records the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s participation interest with respect to the Loans and the Commitments (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to such Loans or Commitments for all purposes under this Agreement, notwithstanding any notice to the contrary. In maintaining the Participant Register, such Lender shall be acting as the agent of the Borrower solely for purposes of applicable U.S. federal income tax law and undertakes no duty, responsibility or obligation to the Borrower (without limitation, in no event shall such Lender be a fiduciary of the Borrower for any purpose, except that such Lender shall maintain the Participant Register); provided, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish in connection with a Tax audit that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation) unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13 as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.7    Adjustments; Set-Off. (a) If any Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of its Loans, or its participations in Letters of Credit, or interest thereon, or fees, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(g) or 8.8, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, its participation in Letters of Credit, or interest thereon, or fees, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Loans or fees, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans or its participation in Letters of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)    In addition to any rights and remedies of the Agent provided by law, the Agent shall have the right, exercisable upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and appropriate and apply against any such Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Agent or any branch or agency thereof or bank controlling the Agent to or for the credit or the account of the Borrower. The Agent agrees promptly to notify the Borrower after any such set-off and application made by the Agent, provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronically shall be effective as delivery of a manually executed counterpart of this Agreement.

9.9    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10    Integration. This Agreement, together with the other Loan Documents, represents the entire agreement of the Borrower, the Lenders and the Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA (WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES).

9.12    Judicial Reference; Consent to Jurisdiction

(a)    ALL CLAIMS, CAUSES OF ACTION OR OTHER DISPUTES CONCERNING THE LOAN DOCUMENTS (EACH A “CLAIM”), INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY TO THIS AGREEMENT, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE (“REFERENCE”). THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS PARAGRAPH SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES. THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS PARAGRAPH. THE PARTIES ACKNOWLEDGE THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY.

(b)    Subject to Section 9.12(a), each party hereto hereby irrevocably and unconditionally

(i)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of California, the courts of the United States of America for the Central District of California, and appellate courts from any thereof;

(ii)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any party at its address set forth in Section 9.2; and

(iv)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

9.13    Acknowledgements. The Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    neither the Agent nor any Lender has any fiduciary relationship to the Borrower solely by virtue of any of the Loan Documents, and the relationship pursuant to the Loan Documents between the Agent and the Lenders on one hand, and the Borrower on the other hand, is solely that of creditor and debtor; and

(c)    no joint venture exists among the Lenders, or among the Borrower and the Lenders.

9.14    Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

9.15    Confidentiality. The Agent and each Lender shall take reasonable precautions, in accordance with their customary procedures for handling confidential information of the same nature, to maintain the confidentiality of all non-public information obtained from any Loan Party or any of its Affiliates in connection with this Agreement or any other Loan Document but may, in any event, (a) make disclosures to any of its Affiliates and as reasonably required by any transferee, assignee or participant in connection with the contemplated transfer or assignment of any of the Commitments, the Loans, any participation in Letters of Credit or participation in any of the foregoing or (b) make disclosures as required or requested by any governmental agency or representative thereof or as required pursuant to legal process or (c) make disclosures to its attorneys and accountants or (d) make disclosures as required by law or (e) make disclosures in connection with litigation involving the Agent or any Lender or (f) may (at its own expense and with the Borrower’s consent) place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in the form of a “tombstone” or otherwise describing the names of the Borrower and its Affiliates (or any of them), and the amount, type and closing date with respect to the transactions contemplated hereby; provided that (i) such transferee, assignee or participant agrees in writing to comply with the provisions of this Section 9.15, (ii) the Agent and the Lenders, as applicable, shall attempt to give prior notice to Borrower of such disclosure pursuant to clause (b) (regarding legal process), provided that neither the Agent nor any Lender shall have liability for failing to give such notice and (iii) in no event shall the Agent or any Lender be obligated or required to return any materials furnished by the Borrower and its Subsidiaries.

9.16    [Reserved].

9.17    Patriot Act. Each Lender subject to USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009) (the “PATRIOT Act”) hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, such Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

9.18    Keepwell. At such time as the Borrower is a Qualified ECP Guarantor at the time the guarantee by any Guarantor that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, the Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the Borrower’s obligations and undertakings under this Section 9.18 voidable under applicable bankruptcy or insolvency laws, and not for any greater amount). The obligations and undertakings of the Borrower under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. The Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

9.19    Acknowledgement and Consent to Bail-In. Notwithstanding anything to the contrary in any Loan Document or any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges and accepts that any liability of any party hereto to any other party hereto under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)    any Bail-In Action in relation to any such liability, including (without limitation):

(i)    a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)    a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)    a cancellation of any such liability; and

(b)    a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

j2 CLOUD SERVICES, LLC,
a Delaware limited liability company

By:	/s/ R. Scott Turicchi
Name:	R. Scott Turicchi
Title:	President and Chief Financial Officer

Address for Notices:

j2 Cloud Services, LLC 6922 Hollywood Blvd., Suite 500 Los Angeles, CA 90028 Attention: Steve Dunn and Jeremy Rossen Fax: (323) 983-8926 Email: stevedunn@j2.com, jeremyrossen@j2.com with copies to:

Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, CA 90067 Attention: Patrick Brown, Esq. Fax: (310) 712-8800 Email: brownp@sullcrom.com

[Signature Page to Credit Agreement]

MUFG UNION BANK, N.A., as Agent

By:	/s/ Westley White
Name:	Westley White
Title:	Director

MUFG UNION BANK, N.A., as Lender, Issuing Bank and Swing Line Lender

By:	/s/ Westley White
Name:	Westley White
Title:	Director

Address for Notice: MUFG Union Bank 445 S. Figueroa Street, Floor 10 Los Angeles, CA 90071

[Signature Page to Credit Agreement]